Exhibit 10.2

AIRCRAFT MORTGAGE AND SECURITY AGREEMENT

Dated as of September 21, 2005

between

SKYWEST AIRLINES, INC.,

as Borrower

and

C.I.T. LEASING CORPORATION,

Security Trustee

Four Bombardier Regional Jet Model CL-600-2B19 Aircraft

U.S. Registration Numbers: N698BR, N699BR, N709BR and N710BR

Corresponding Manufacturer’s Serial Numbers:  7799, 7801, 7850, 7852

AIRCRAFT MORTGAGE AND SECURITY AGREEMENT

THIS AIRCRAFT MORTGAGE AND SECURITY AGREEMENT (this “Agreement” or this “Mortgage”), dated as of September        , 2005, between SkyWest Airlines, Inc., a Utah corporation (“Borrower”), and C.I.T. Leasing Corporation, in its individual capacity only as expressly provided herein and otherwise as Security Trustee (the “Security Trustee”).

W I T N E S S E T H :

WHEREAS, all capitalized terms used herein shall have the respective meanings set forth or referred to in Article I hereof;

WHEREAS, Borrower desires by this Mortgage, among other things, (i) to provide for the issuance by Borrower to Lender of Notes evidencing the Loan for the Aircraft as provided in the Loan Agreement, and (ii) to provide for the assignment, mortgage and pledge by Borrower to Security Trustee, as part of the Mortgage Estate hereunder, among other things, of certain of Borrower’s right, title and interest in and to the Aircraft and the Borrower Documents and the payments and other amounts received thereunder or in respect thereof in accordance with the terms hereof, as security for, among other things, Borrower’s obligations to the Note Holders, and for the benefit and security of the Note Holders;

WHEREAS, all things have been done to make the Notes, when executed by Borrower and authenticated, issued and delivered hereunder, the valid obligations of Borrower; and

WHEREAS, all things necessary to make this Mortgage the valid, binding and legal obligation of Borrower, for the uses and purposes herein set forth and in accordance with its terms, have been done and performed and have happened.

GRANTING CLAUSE

NOW, THEREFORE, THIS AIRCRAFT MORTGAGE AND SECURITY AGREEMENT WITNESSETH, that, to secure the prompt payment when due of the principal of and the Breakage Amount (if any) and interest on, and all other amounts due with respect to, all Notes from time to time outstanding hereunder and the performance and observance by Borrower of all the agreements, covenants and provisions for the benefit of the Note Holders herein and in the Loan Agreement and the Notes contained, and the prompt payment and performance of any and all obligations from time to time owing hereunder and under the Loan Agreement and the other Operative Documents by Borrower to the Note Holders (collectively referred to herein as, the “Secured Obligations”), and for the uses and purposes and subject to the terms and provisions hereof, and in consideration of the premises and of the covenants herein contained, and of the acceptance of the Notes by the Note Holders, and of the sum of $1 and other valuable consideration paid to Borrower by Security Trustee at or before the delivery hereof, the receipt whereof is hereby acknowledged, Borrower has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged and confirmed, and does hereby grant, bargain, sell, assign, transfer, convey, mortgage, pledge and confirm, unto Security Trustee and its successors and assigns, for the security and benefit of the Note Holders, as aforesaid, a security interest in and mortgage Lien upon, all right, title and interest of Borrower in, to and under the following described property, rights and privileges and subject to the rights of Borrower set forth herein (which collectively, including all property hereafter specifically subjected to the Lien of this Mortgage by a Mortgage Supplement or any other mortgage supplemental hereto, shall constitute the “Mortgage Estate”), to wit:

1.                    the Aircraft (including the Airframe and the Engines) and all replacements thereof and substitutions therefor to which Borrower shall from time to time acquire title as provided herein, all as more particularly described in the Mortgage Supplement executed and delivered with respect to the Aircraft or any such replacements or substitutions therefor, as provided in this Mortgage, and all records, logs and other documents at any time maintained with respect to the foregoing property;

2.                    the Warranties;

3.                    all tolls, rents, issues, profits, revenues and other income of the property subjected or required to be subjected to the Lien of this Mortgage;

4.                    all insurance and requisition proceeds and all other payments of any kind with respect to the Aircraft, including but not limited to the insurance required under Section 4.01(e) hereof;

5.                    all monies and securities deposited or required to be deposited with Security Trustee pursuant to any term of this Mortgage or required to be held by Security Trustee hereunder; and

6.                    all proceeds of the foregoing.

All property referred to in this Granting Clause, whenever acquired by Borrower, shall secure all Secured Obligations.  Any and all properties referred to in this Granting Clause which are hereafter acquired by Borrower, shall, without further conveyance, assignment or act by Borrower or Security Trustee thereby become and be subject to the security interest hereby granted as fully and completely as though specifically described herein.

HABENDUM CLAUSE

TO HAVE AND TO HOLD all and singular the aforesaid property unto Security Trustee, its successors and assigns, in trust for the benefit and security of the Note Holders, and for the uses and purposes and subject to the terms and provisions set forth in this Mortgage.

It is expressly agreed that anything herein contained to the contrary notwithstanding, Borrower shall remain liable under the Borrower Documents to perform all of the obligations assumed by it thereunder, all in accordance with and pursuant to the terms and provisions thereof, and Security Trustee and the Note Holders shall have no obligation or liability under any thereof by reason of or arising out of the assignment hereunder, nor shall the Security Trustee or Note Holders be required or obligated in any manner to perform or fulfill any obligations of Borrower under or pursuant to any of the Borrower Documents, except as therein or herein expressly provided, to make any payment, or to make any inquiry as to the nature or sufficiency of any payment received by it, or present or file any claim, or take any action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

Borrower hereby constitutes Security Trustee the true and lawful attorney of Borrower, irrevocably, with full power (in the name of Borrower or otherwise) to ask, require, demand, receive, compound and give acquittance for any and all monies and claims for monies (in each case including insurance and requisition proceeds) due and to become due under or arising out of the Borrower Documents and all other property which now or hereafter constitutes part of the Mortgage Estate, to endorse any checks or other instruments or orders in connection therewith and to file any claims or to take any action or to institute any proceedings which Security Trustee may deem to be necessary or advisable in the premises.  Borrower agrees that promptly on receipt thereof, it will transfer to Security Trustee any and all monies from time to time received by it constituting part of the Mortgage Estate, for distribution by Security Trustee pursuant to this Mortgage.

Borrower does hereby warrant and represent that (except as permitted herein) it has not assigned or pledged any of its right, title, and interest hereby assigned to anyone other than Security Trustee.

Borrower does hereby ratify and confirm the Borrower Documents and does hereby agree that (except as permitted herein) it will not take or omit to take any action, the taking or omission of which would result in an alteration or impairment of any of the Borrower Documents or of any of the rights created by any thereof or the assignment hereunder.

Borrower agrees that at any time and from time to time, upon the written request of Security Trustee, Borrower will promptly and duly execute and deliver any and all such further instruments and documents as Security Trustee may deem desirable in obtaining the full benefits of this assignment and of the rights and powers herein granted.

IT IS HEREBY COVENANTED AND AGREED by and between the parties hereto as follows:

ARTICLE I

DEFINITIONS

For all purposes of this Mortgage, terms defined in the heading and recitals of this Mortgage are used as so defined and capitalized terms used herein shall have the respective meanings set forth in Appendix A hereto for all purposes of this Mortgage (such definitions to be equally applicable to both the singular and plural forms of the terms defined).  Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time in accordance with the applicable provisions thereof and of the other Operative Documents.  Unless otherwise specified, Section and Article references are to Sections and Articles of this Mortgage.  Appendix A and each of Exhibits A through F attached hereto are hereby incorporated herein by this reference.

ARTICLE II

THE NOTES

SECTION 2.01.  Notes.  The Notes and Security Trustee’s form of certificate of authentication to appear on the Notes shall each be substantially in the form set forth on Exhibit B.  On the Closing Date, Borrower shall issue a Note to Lender in an aggregate original principal amount in Dollars equal to the Loan.  Such Note shall be subject to the terms and conditions set forth in this Article II.

SECTION 2.02.  Terms of Notes.

(a)                                  Interest Rate.  The Notes shall bear interest at the Floating Rate.

(b)                                 [intentionally omitted]

(c)                                  Floating Rate Loan.  The following terms shall apply to a Floating Rate Loan:

(i)                                     Each Note shall bear interest on the unpaid principal amount thereof from time to time outstanding from and including the date thereof until such principal amount is paid in full at the Floating Rate applicable to each Interest Period in effect with respect thereto.  Such interest on the Note shall accrue with respect to each Interest Period at the Applicable Rate in effect for such Interest Period and shall be due and payable in arrears on each Payment Date noted in Annex A to each Note.

The Floating Rate in respect of each Interest Period shall be determined by the Security Trustee by reference to the definition of Floating Rate.  Security Trustee shall provide written notice to the Borrower of the amount of interest due on each Payment Date no fewer than five (5) business days prior to that Payment Date (and if such notice is not timely received, Borrower shall be deemed to have paid the amount of interest due for the applicable Interest Period if it, at its election, (i) pays an amount equal to the interest payment for the prior Interest Period, or (ii) pays an amount equal to the interest due for the applicable Interest Period as reasonably calculated by Borrower in good faith).  Notwithstanding the foregoing, the final payment on the Notes shall be an amount sufficient to discharge in full the unpaid principal amount, all accrued and unpaid interest and all other amounts due and owing to all Note Holders under the Operative Documents.

(ii)                                  [intentionally omitted]

(iii)                               Interest shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.

(d)                                 Each Note shall bear interest at the Past Due Rate on any principal thereof and interest and other amounts due thereunder, hereunder and under the other Operative Documents, not paid when due (whether at stated maturity, by acceleration or otherwise), for any period during which the same shall be overdue, payable on demand by the Note Holder given through Security Trustee.  Interest on past-due amounts shall be calculated on the basis of a year of 360 days and the actual days elapsed.  In the event the principal of or interest on a Note or other amount payable thereunder or hereunder is not paid in full when due (whether at stated maturity, by acceleration or otherwise), the period applicable to the Past Due Rate shall be either (i) a period commencing on the due date of such principal, interest or other amount and ending on the next succeeding Business Day and thereafter each period commencing on the last day of the preceding period and ending on the next succeeding Business Day, or (ii) such other period or periods (not greater than six months) as the Security Trustee may, at any time and from time to time during the period the same remains past-due, select in its sole discretion for the purpose of determining the Past Due Rate therefor.

(e)                                  The Notes shall be executed on behalf of Borrower by one of its authorized officers.  Notes bearing the signatures of individuals who were at any time the proper officers of Borrower shall bind Borrower, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Notes or did not hold such offices at the respective dates of such Notes.  No Notes shall be issued hereunder except those provided for in Section 2.01 and any Notes issued in exchange or replacement therefor pursuant to the terms of this Mortgage.  Each Note issued under Section 2.01, Section 2.07 or Section 2.08 shall be dated the Closing Date.  No Note shall be secured by or entitled to any benefit under this Mortgage or be valid or obligatory for any purpose, unless there appears on such Note a certificate of authentication in the form provided for herein executed by Security Trustee by the manual signature of one of its authorized officers and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.

SECTION 2.03.  [intentionally omitted]

SECTION 2.04.  Method of Payment.  Principal and interest and other amounts due hereunder or under the Notes or in respect hereof or thereof shall be payable in Dollars in immediately available funds prior to 11:15 A.M., New York City time, on the due date thereof, to Security Trustee at such account or accounts at such financial institution or institutions as the Note Holders shall have designated to Security Trustee in writing, in immediately available funds for distribution to the relevant Note Holders, such payment to be made, in the case of any such designated account in New York City, New York, prior to

2:00 P.M., New York City time, on the due date thereof.  If Security Trustee, through negligence or willful misconduct, shall fail to make any such payment as provided in the preceding sentence after its receipt of funds at the place and prior to the time specified above, Security Trustee, in its individual capacity and not as trustee, agrees to compensate the Note Holders for loss of use of funds in a commercially reasonable manner, and Borrower shall have no liability for and the Mortgage Estate shall not secure any such loss or any overdue interest on the Notes in connection with any such failure of Security Trustee to timely distribute funds. All such payments by Borrower and Security Trustee shall be made free and clear of and without reduction for account of all wire and other like charges.  Prior to the due presentment for registration of transfer of any Note, Borrower and Security Trustee may deem and treat the Person in whose name any Note is registered on the Note Register as the absolute owner of such Note for the purpose of receiving payment of all amounts payable with respect to such Note and for all other purposes whether or not such Note shall be overdue, and neither Borrower nor Security Trustee shall be affected by any notice to the contrary.  If any sum payable under the Notes or under this Mortgage falls due on a day which is not a Business Day, then such sum shall be payable on the next succeeding Business Day together with interest thereon at the Applicable Rate from and including the scheduled due date to but excluding such next succeeding Business Day; provided, that if such succeeding Business Day falls into the next calendar month, such payment shall be made on the preceding Business Day.

SECTION 2.05.  Application of Payments.  Each payment of principal and interest or other amounts due in respect of each Note shall, except as otherwise expressly provided herein, be applied, first, to the payment of any amount (other than the principal of or the Breakage Amount, if any, or interest on such Note) due in respect of such Note, second, to the payment of the Breakage Amount, if any, and interest on such Note (as well as any interest on overdue principal and, to the extent permitted by law, interest and other amounts payable thereunder) due thereunder, third, to the payment of the principal of such Note then due and fourth, the balance, if any, remaining thereafter, to the payment of the principal of such Note remaining unpaid (provided that such Note shall not be subject to prepayment or purchase without the consent of the affected Note Holder except as permitted by Sections 2.10 and 2.11).

SECTION 2.06.  Termination of Interest in Mortgage Estate.  A Note Holder shall not, as such, have any further interest in, or other right with respect to, the Mortgage Estate when and if the principal amount of and the Breakage Amount, if any, and interest on and other amounts due under all Notes held by such Note Holder and all other sums due to such Note Holder hereunder and under the other Operative Documents shall have been paid in full.

SECTION 2.07.  Registration, Transfer and Exchange of Notes.  Security Trustee agrees with Borrower that Security Trustee shall keep a register (herein sometimes referred to as the “Note Register”) in which provisions shall be made for the registration of Notes and the registration of transfers of Notes.  The Note Register shall be kept at the offices of Security Trustee or at the office of any successor Security Trustee, and Security Trustee is hereby appointed “Note Registrar” for the purpose of registering Notes and transfers of Notes as herein provided.  Upon surrender for registration of transfer of any Note at the offices, Borrower shall execute, and Security Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of a like aggregate principal amount.  At the option of the Note Holder, its Notes may be exchanged for other Notes of any authorized denominations, of a like aggregate principal amount, upon surrender of the Notes to be exchanged at the offices.  Each new Note issued upon transfer or exchange shall be in a principal amount of at least $1,000,000 (except as may be necessary to evidence the entire outstanding principal amount of a Note) and dated the Closing Date.  Whenever any Notes are so surrendered for exchange, Borrower shall execute, and Security Trustee shall authenticate and deliver, the Notes which the Note Holder making the exchange is entitled to receive.  All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of Borrower evidencing the same respective obligations, and entitled to the same security and benefits under this Mortgage, as the Notes surrendered upon such registration of transfer or exchange.  Every Note presented or surrendered for registration of transfer or exchange, shall (if so required by Security Trustee) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to Security Trustee duly executed by the Note Holder thereof or his attorney duly authorized in writing, and Security Trustee may require evidence satisfactory to it as to the compliance of any such transfer with the Securities Act.  Security Trustee shall make a notation on each new Note or Notes of the amount of all payments of principal previously made on the old Note or Notes with respect to which such new Note is issued and the date to which interest accrued on such old Note or Notes has been paid.  Security Trustee shall not be required to register the transfer of or exchange any surrendered Notes as above provided during the ten calendar day period preceding the due date of any payment on such Notes.

Borrower and Security Trustee shall treat the Person in whose name each Note is registered on the Note Register as the Note Holder with respect thereto for all purposes hereof until due presentment for registration of transfer as provided in this Section 2.07.  Security Trustee shall give Borrower and each Note Holder prompt notice of such transfer of a Note under this Section 2.07.  Each Note Holder, by its acceptance of a Note, agrees that any transfer of any Note acquired by it hereunder shall not be effected unless the transferee shall have delivered to Borrower and Security Trustee (1) a written representation as to the matters specified in Section 7(b) and 7(d) of the Loan Agreement and, notwithstanding the above, such transferee by its acceptance of a Note shall be deemed to have made such a representation and (2) an agreement to be bound by and comply with the provisions of the Loan Agreement and this Mortgage binding on a “Lender” or “Note Holder” and, notwithstanding the above, such transferee by its acceptance of a Note shall be deemed to have made such agreement.

SECTION 2.08.  Mutilated, Destroyed, Lost or Stolen Notes.  If any Note shall become mutilated, destroyed, lost or stolen, Borrower shall, upon the written request of the affected Note Holder, execute, and Security Trustee shall authenticate and deliver in replacement thereof, a new Note in the same principal amount, dated the date of such Note and designated as issued under this Mortgage.  If the Note being replaced has become mutilated, such Note shall be surrendered to Security Trustee and a photocopy thereof shall be furnished to Borrower by Security Trustee.  If the Note being replaced has been destroyed, lost or stolen, the affected Note Holder shall furnish to Borrower and Security Trustee such security or indemnity as may be reasonably required by them to hold Borrower and Security Trustee harmless and evidence satisfactory to Borrower and Security Trustee of the destruction, loss or theft of such Note and of the ownership thereof; provided, however, that if the affected Note Holder is an original party to the Loan Agreement or an Affiliate thereof, the written notice of such destruction, loss or theft and such ownership and the written undertaking of such Note Holder delivered to Borrower and Security Trustee to hold harmless Borrower and Security Trustee in respect of the execution, authentication and delivery of such new Note shall be sufficient evidence, security and indemnity.  No transfer of a Note shall be effective unless recorded in the Note Register.

SECTION 2.09.  Payment of Expenses on Transfer.  Upon the issuance of a new Note or new Notes pursuant to Section 2.07 or 2.08, Borrower and/or Security Trustee may require from the party requesting such new Note or Notes payment of a sum sufficient to reimburse Borrower and/or Security Trustee for, or to provide funds for, the payment of any Tax or other governmental charge in connection therewith or any charges and expenses connected with such Tax or other governmental charge paid or payable by Borrower or Security Trustee.

SECTION 2.10.  Prepayment.

(a)                                  At any time following the Closing Date, Borrower may, upon no less than 15 days’ prior notice to Security Trustee, prepay the Notes then outstanding at the principal amount thereof, together with accrued interest thereon to the date of prepayment plus the Breakage Amount, if any, and all other amounts due to Note Holders hereunder, thereunder and under the other Operative Documents (including the reasonable fees, costs and expenses of Lender and Security Trustee).

(b)                                 The Notes shall be prepaid in full, together with accrued interest thereon to the date of prepayment plus the Breakage Amount, if any, and all other amounts due thereunder and hereunder and under the other Operative Documents (including the reasonable fees, costs and expenses of Lender and Security Trustee) to the Note Holders upon the occurrence of an Event of Loss with respect to the Airframe (unless pursuant to Sections 4.01(d) and 5.06 hereof, a Replacement Airframe, together with the same number of Replacement Engines as the Engines, if any, subject to such Event of Loss, shall have been substituted for the Airframe and the Engines subject to such Event of Loss), on the earlier of the date of Borrower’s payment with respect to such Event of Loss in Section 4.01(d) hereof and the last day permitted for such payment under said Section 4.01(d).  Any prepayment pursuant to this Section 2.10(b) shall require at least three Business Days prior written notice from Borrower to each Note Holder.

SECTION 2.11.  Provisions Relating to Prepayment.  (a) Borrower shall have no right to prepay the principal amount of the Notes except as permitted by Section 2.10.  On the date of prepayment, the principal amount of the Notes so to be prepaid, plus accrued interest thereon to the date of prepayment, together with the Breakage Amount, if any, shall become due and payable on the prepayment date.

(b)                                 On the date fixed for prepayment under Section 2.10, immediately available funds in Dollars shall be deposited by Borrower in the account of Security Trustee at the place and by the time and otherwise in the manner provided in Section 2.04, in an amount equal to the principal amount of Notes to be prepaid together with accrued and unpaid interest thereon to the date fixed for such prepayment, the Breakage Amount, if any, and all other amounts due to Note Holders hereunder, thereunder and under the other Operative Documents.

(c)                                  [intentionally omitted]

SECTION 2.12.  Notes in Respect of Replacement Aircraft.  Upon the execution and delivery of a Mortgage Supplement covering a Replacement Airframe and/or Replacement Engine, as provided in Section 5.06, each Note shall be deemed to have been issued in connection with such Replacement Airframe and/or Replacement Engine and each Note issued thereafter upon a transfer or exchange of, or as a replacement for, a Note, shall be designated as having been issued in connection with such Replacement Airframe and/or Replacement Engine, but without any other change therein except as provided for in this Article II.

SECTION 2.13.  Increased Regulatory Costs; Illegality.

(a)                                  If the enactment, adoption or promulgation, after the Closing Date, of any applicable law or regulation or any change, after the Closing Date, in any applicable law, rule, regulation, guidance or ruling or any exceptions thereto (or any applicable published change, after the Closing Date, in the interpretation thereof (whether or not having the force of law) or any compliance by such Lender with any request from such authority (provided that the observance thereof is in accordance with the reasonable practice of lenders in the country concerned)) of general applicability by any governmental, fiscal, monetary or other authority charged with the administration or application thereof (in each of the foregoing cases which is binding upon such Lender, in any applicable jurisdiction for purposes of funding or maintaining any Note or the participation by such Lender in the transactions contemplated hereby and by the other Operative Documents), (1) shall make it unlawful for such Lender to fund or maintain its Note or (2) shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any such requirement with respect to which such Lender is entitled to compensation during the relevant interest period and excluding any regulatory change the effect of which is the implementation of the Basle Accord as in effect on the date hereof) against deposits with, or credit extended by, such Lender by reason of the funding or maintaining of its Note;

(ii)                                  impose, modify or deem applicable a capital adequacy requirement which such Lender can establish has the effect of increasing the amount of capital required to be maintained by such Lender, but only to the extent that such increase is directly attributable and allocable to such Lender’s obligations to fund and maintain its Note; or

(iii)                               impose, modify or deem applicable any Tax (not excluded from indemnification under Section 6(b) of the Loan Agreement), or other governmental, monetary or other charge or other condition which in each case is in the nature of such reserve, special deposit or similar requirement;

and the result of any of the foregoing clauses (i), (ii) and (iii) shall be to increase in the aggregate and by a material amount the costs to such Lender, but only to the extent that such increase is directly attributable and allocable to funding and maintaining the Note (any such reserve, special deposit, similar requirement, Tax or other governmental, monetary or other charge or condition or capital adequacy cost being hereinafter collectively referred to as an “Increased Cost”) then the Lender shall promptly provide Security Trustee and Borrower with written notice of such event giving rise to such illegality or Increased Cost; provided, that in assessing the effect of such enactment, adoption, change or condition and determining such Increased Cost, such Lender shall evaluate and apply the requirements in respect of its Note hereunder in a manner which is no less favorable to Security Trustee and Borrower than, and shall not discriminate in such evaluation and application in relation to, and with respect to clauses (i) and (ii) above, the other deposits with or credit extended by the Lender involving other Persons, and with respect to clause (ii) above, comparable funding obligations held by the Lender of the same type and category involving other Persons. Such notice shall be accompanied by an officer’s certificate describing in reasonable detail (A) the events giving rise to such illegality or Increased Cost, (B) the basis for determining and allocating such Increased Cost with respect to the Note and a statement to the effect that the determination for such Increased Cost in connection with its obligations under its Note has been made in a manner that does not discriminate against Security Trustee or Borrower, and (C) a good faith estimate of the amount expected to be incurred by the Lender (such estimate to set out in reasonable detail the basis on which it has been prepared).

Within thirty (30) days of the receipt of any invoice for Increased Cost incurred following (or accompanying such notice), Borrower shall remit the amount of such Increased Cost to such Lender.

Notwithstanding any of the provisions hereof, such Lender shall not be entitled to serve notice to cause a payment of Increased Cost if (I) the Lender (or any office, branch or Affiliate thereof) incurred the relevant Increased Cost as a result of the Lender’s (or any office, branch or Affiliate thereof) having acted in a manner contrary to, or failed to act in a manner required by, the applicable laws, rules, regulations, rulings or exceptions thereto or interpretations thereof or (II) the relevant Increased Cost was imposed with respect to the period prior to receipt by Borrower of the notice with respect thereto pursuant to the first paragraph of this Section 2.13.

(b)                                 Borrower shall not be required to make payments under this Section 2.13 to any Lender if (i) a claim hereunder arises through circumstances peculiar to such Lender and which do not affect commercial lenders in the same jurisdiction generally, (ii) such Lender is not also seeking indemnification against similar increased costs, to the extent it is entitled to do so, in transactions with substantial borrowers (it being agreed that an officer’s certificate to the contrary from any such Lender shall constitute conclusive evidence of such fact) or (iii) the claim arises out of a voluntary relocation by such Lender of its lending office.

ARTICLE III

RECEIPT, DISTRIBUTION AND APPLICATION OF

INCOME FROM THE MORTGAGE ESTATE

SECTION 3.01.  Principal and Interest Distribution.  (a) Except as otherwise provided in Section 3.03, any payment of principal and interest payable on any Payment Date or on overdue payments of principal and interest shall be promptly distributed to pay in full the principal and interest and other amounts (as well as any interest on overdue principal and, to the extent permitted by law, on interest and other amounts) then due on or in respect of the Notes to the Note Holders thereof ratably, without priority of any one Note over any other Note, in the proportion that the amount of such payment or payments then due under each Note bears to the aggregate amount of the payments then due under all Notes.

(b)                                 Application of Other Amounts Held by Security Trustee.  Except as otherwise provided in Section 3.03, if for any reason there shall not have been distributed on any Payment Date the full amount then distributable pursuant Section 3.01(a), Security Trustee shall, if so requested in writing by a Majority in Interest of Note Holders, distribute other payments of the character referred to in Sections 4.01(d)(vi) and 4.01(e)(ix) then held by it or thereafter received by it, to all Note Holders to the extent necessary to enable Security Trustee to make all the distributions then due pursuant to Section 3.01(a).

SECTION 3.02.  Prepayment, Event of Loss and Replacement, Insurance Proceeds.

(a)                                  Prepayment.  Any payment received by Security Trustee as the result of a payment or prepayment described in Section 2.10, shall be applied to prepayment of the Notes and to all other amounts payable thereunder or hereunder or under the other Operative Documents as provided in Section 2.10 by applying such funds in the following order of priority:  first, so much of such payment as shall be necessary to reimburse Security Trustee for any costs or expenses reasonably incurred in connection with such prepayment shall be paid to Security Trustee, and second, so much of such payment as shall be necessary to pay all amounts then due to the Note Holders pursuant to said Section 2.10 shall be distributed to such Note Holders, ratably, without priority of any one Note Holder over any other such Note Holder.

(b)                                 Insurance Proceeds upon Event of Loss.  With respect to any payment of insurance proceeds received by Security Trustee as a result of the occurrence of an Event of Loss with respect to the Airframe or any Engine, any such insurance proceeds so received shall be held by the Security Trustee as security for the obligations of Borrower under the Operative Documents and invested in accordance with the terms of Section 3.07, provided that, subject to Section 4.01(e)(ix), such proceeds shall be released to Borrower upon Borrower’s written request upon the replacement of such damaged Airframe or Engine as provided in Sections 4.01(d) and 5.06 hereof.  In the event the Airframe or any Engine is replaced in accordance with Sections 4.01(d) and 5.06 hereof, provided that Borrower shall have fully performed or, concurrently therewith, will fully perform the terms of Sections 4.01(d) and 5.06 hereof, Borrower may elect by written notice to Security Trustee to apply such insurance proceeds directly to the acquisition of the Replacement Airframe or Replacement Engine, as the case may be.

(c)                                  Insurance Proceeds other than upon Event of Loss.  With respect to any payment of insurance proceeds otherwise than in respect of an Event of Loss, any insurance proceeds so received by Security Trustee shall be held by Security Trustee as security for the obligations of Borrower under the Operative Documents and invested in accordance with the terms of Section 3.07, provided that, subject to Section 4.01(e)(ix), such proceeds shall be released to Borrower upon receipt by Security Trustee of evidence reasonably satisfactory to the Security Trustee of the repair of such damage to the Airframe or Engine or as otherwise provided in Section 4.01(e) hereof; provided, further, that upon receipt from Borrower of evidence reasonably satisfactory to Security Trustee that the damage giving rise to such payment shall be repaired, Borrower may elect by written notice to Security Trustee to apply such insurance proceeds to the repair of the Aircraft, Airframe or the Engine.

(d)                                 Proceeds from Government or Other Party.  Any amounts received by Security Trustee directly or indirectly from any Governmental Authority or other party (other than an insurer) pursuant to any provisions of Section 4.01(d)(iii) shall be held by the Security Trustee, as security for the obligations of Borrower under the Operative Documents and shall be invested in accordance with the terms of Section 3.07 and at such time as the conditions for payment to Borrower specified in said Section 4.01(d)(iii) shall be fulfilled, such amount, and the proceeds of any investments thereof, shall, to the extent not applied to such obligations of Borrower, be paid pursuant to instruction to Borrower to the extent provided in this Mortgage.

SECTION 3.03.  Payment After Event of Default, etc.  Notwithstanding Section 3.02 and except as otherwise provided in Section 3.05(ii), all payments received and amounts held or realized by Security Trustee after an Event of Default shall have occurred and so long as such an Event of Default shall be continuing and Security Trustee shall have foreclosed or enforced the Lien of this Mortgage or after the Notes shall have become due and payable as provided in Section 4.03, together with all payments or amounts then held by Security Trustee as part of the Mortgage Estate, shall be promptly distributed by Security Trustee in the following order of priority:

First, so much of such payments or amounts as shall be required to reimburse Security Trustee for any tax, fees, expense, charge or other loss incurred by Security Trustee (to the extent reimbursable pursuant to the terms of this Mortgage not previously reimbursed) (including, without limitation, the expenses of any sale, taking or other proceeding, reasonable attorneys’ fees and expenses, court costs, and any other expenditures incurred or expenditures or advances made by Security Trustee in the protection, exercise or enforcement of any right, power or remedy or any damages sustained by Security Trustee, liquidated or otherwise, upon such Event of Default) shall be applied by Security Trustee in reimbursement of such expenses;

Second, so much of such payments or amounts remaining as shall be required to reimburse the Note Holders in full for payments made pursuant to Section 5.03 (to the extent not previously reimbursed) shall be distributed to such Note Holders, and if the aggregate amount remaining shall be insufficient to reimburse all such payments in full, it shall be distributed ratably, without priority of any Note over any other, in the proportion that the aggregate amount of the unreimbursed payments made by each such Note Holder pursuant to Section 5.03 bears to the aggregate amount of the unreimbursed payments made by all Note Holders pursuant to Section 5.03;

Third, so much of such payments or amounts remaining as shall be required to pay in full to the Note Holders the Breakage Amount, if any, and all other amounts payable pursuant to the indemnification provisions of Section 6 of the Loan Agreement or pursuant to any other provision of any

Operative Document and secured hereunder (other than amounts payable pursuant to clause “second”, “fourth”, or “fifth” of this Section 3.03) to Note Holders and remaining unpaid shall be distributed to such Note Holders, and if the aggregate amount remaining shall be insufficient to pay all such amounts in full, it shall be distributed ratably, without priority of any Note over any other, in the proportion that the aggregate amount due each Note Holder under this clause “third” bears to the aggregate amount due all Note Holders under this clause “third”;

Fourth, so much of such payments or amounts remaining as shall be required to pay in full the aggregate amount of all accrued but unpaid interest to the date of distribution on the Notes shall be distributed to the Note Holders, and if the aggregate amount remaining shall be insufficient to pay all such amounts in full, it shall be distributed ratably, without priority of any one Note over any other, in the proportion that the aggregate amount of all accrued but unpaid interest to the date of distribution on each Note bears to the aggregate amount of all accrued but unpaid interest to the date of distribution on all Notes;

Fifth, so much of such payments or amounts remaining as shall be required to pay in full the aggregate unpaid principal amount of all Notes shall be distributed to the Note Holders, and if the aggregate amount remaining shall be insufficient to pay all such amounts in full, it shall be distributed ratably, without priority of any one Note over any other, in the proportion that the aggregate unpaid principal amount of each Note bears to the aggregate unpaid principal amount of all Notes;

Sixth, the balance, if any, of such payments or amounts remaining thereafter shall be distributed to Borrower.

SECTION 3.04.  Certain Payments.  (a) Except as otherwise provided in this Mortgage, any payments received by Security Trustee for which provision as to the application thereof is made in the Operative Documents shall be applied forthwith to the purpose for which such payment was made in accordance with the terms thereof.

(b)                                 Except as otherwise provided in Sections 3.01(b) or 3.03, Security Trustee will distribute, promptly upon receipt, any indemnity payment or payment of damages received by it from Borrower in respect of Security Trustee in its individual capacity or any Note Holder pursuant to Section 6 of the Loan Agreement, directly to the Person entitled thereto.

SECTION 3.05.  Other Payments.  Any payments received by Security Trustee whose purpose or intended payee is not identified shall be held by Security Trustee pending identification of the intended purpose of such payment, and thereafter, if no provision as to the application thereof is made in this Mortgage, shall be distributed by Security Trustee (i) to the extent received or realized at any time prior to the payment in full of all obligations to the Note Holders secured by the Lien of this Mortgage, in the order of priority specified in Section 3.03, and (ii) to the extent received or realized at any time after payment in full of all obligations to the Note Holders secured by the Lien of this Mortgage, in the following order of priority:  first, in the manner provided in the clause “first” of Section 3.03 and second, in the manner provided in clause “seventh” of Section 3.03.

SECTION 3.06.  Payments to Borrower.  Any amounts distributed hereunder by Security Trustee to Borrower shall be paid to Borrower by wire transfer of funds of the type received by Security Trustee at the address and account set forth in Schedule I to the Loan Agreement or at such other office and to such other account or accounts of such entity or entities as shall be designated by notice from Borrower to Security Trustee from time to time.

SECTION 3.07.  Investment of Amounts Held by Security Trustee.  Any amounts held by Security Trustee pursuant to Section 3.02 or pursuant to any provision of any other Operative Document providing for amounts to be held by Security Trustee shall be invested by Security Trustee from time to time in Permitted Investments as directed in writing by Borrower.  Unless otherwise expressly provided in this Mortgage, any income realized as a result of any such investment, net of Security Trustee’s reasonable fees and expenses in making such investment, shall be held and applied by Security Trustee in the same manner as the principal amount of such investment is to be applied and any losses, net of earnings and such reasonable fees and expenses, shall be charged against the principal amount invested.  Security Trustee shall not be liable for any loss resulting from any investment required to be made by it under this Mortgage other than by reason of its willful misconduct or gross negligence or any negligence in the handling or application of funds, and any such investment may be sold (without regard to its maturity) by Security Trustee without instructions whenever Security Trustee reasonably believes such sale is necessary to make a distribution required by this Mortgage.

ARTICLE IV

COVENANTS; EVENTS OF DEFAULT;

REMEDIES OF SECURITY TRUSTEE

SECTION 4.01.  Covenants of Borrower.  So long as the Lien of the Mortgage has not been discharged and terminated pursuant to the terms hereof, Borrower hereby covenants and agrees as follows:

(a)                                  Liens.  Except as expressly permitted hereby, Borrower will not directly or indirectly create, incur, assume or suffer to exist any Lien on or with respect to the Aircraft, Airframe or Engines, title thereto or any interest therein or in this Mortgage, except (i) the Lien of this Mortgage, (ii) Liens for Taxes of Borrower either not yet due or being contested in good faith by appropriate proceedings so long as such proceedings do not involved any material risk of the sale, forfeiture or loss of the Airframe or any Engine or any interest therein, (iii) materialmen’s, mechanics’, workmen’s, repairmen’s, employees’, or other like Liens arising in the ordinary course of Borrower’s business securing obligations that are not overdue or are being contested in good faith by appropriate proceedings so long as such proceedings do not involve any material risk of the sale, forfeiture or loss of the Airframe or any Engine or any interest therein, (iv) Liens arising out of any judgment or award against Borrower with respect to which at the time an appeal or proceeding for review is being prosecuted in good faith by appropriate proceedings diligently conducted and with respect to which there shall have been secured and continuing a stay of execution pending such appeal or proceeding for review, so long as such proceedings do not involve any material risk of the sale, forfeiture or loss of the Airframe or any Engine or any interest therein and (v) any other Lien with respect to which Borrower shall have provided a bond or other security in an amount and under terms reasonably satisfactory to Security Trustee.  Borrower will promptly, at its own expense, take (or cause to be taken) such actions as may be necessary duly to discharge any such Lien not permitted above if the same shall arise at any time.

(b)                                 Registration, Maintenance and Operation; Possession; Insignia.

(i)                                     Registration and Maintenance.  Borrower, at its own cost and expense, shall:  (1) cause the Aircraft to be and to remain duly registered with the FAA in the name of Borrower under the Transportation Code; (2) maintain, inspect, test, service, repair, and overhaul (or cause to be maintained, inspected, tested, serviced, repaired, and overhauled) the Aircraft (and any engine that is not an Engine but that is installed on the Aircraft) (A) so as to keep the Aircraft in as good condition and appearance as when originally delivered to Borrower by the Manufacturer on the Acquisition Date, ordinary wear and tear excepted, in good operating condition and in compliance at all times with

Borrower’s FAA-approved maintenance program for the Aircraft, as well as in compliance with Manufacturer’s or Engine Manufacturer’s mandatory service bulletins and so as to maintain in full force and effect any warranties of the Manufacturer or the Engine Manufacturer and to keep the Aircraft in such condition as may be necessary to enable all certificates, licenses, permits and authorizations required for the use and operation of the Aircraft and each Engine and Part, including the airworthiness certification for the Aircraft to be maintained in good standing at all times (other than during temporary periods of storage, maintenance, or modification in accordance with applicable regulations or when the FAA or other aviation authority having jurisdiction over the Aircraft grounds Bombardier Regional Jet Aircraft Model CL-600-2B19 aircraft) under (x) the Transportation Code, or (y) the applicable laws of any other jurisdiction in which the Aircraft may then be registered from time to time;  provided, however, that Borrower may, in good faith, contest the validity or application of any law, rule, regulation, order or bulletin in any reasonable manner that does not materially adversely affect the respective interest of Security Trustee or Lender in or to such Airframe or Engines or any Operative Document and such contest or failure to comply will not result in any material risk of loss, sale, forfeiture or damage to the Aircraft or any risk of civil or criminal liability to Security Trustee or Lender; (B) in substantially the same manner as Borrower maintains, inspects, tests, services, repairs or overhauls similar aircraft operated by Borrower in similar circumstances and without in any way discriminating against the Aircraft; (C) so as to comply with any requirements under policies of insurance required to be maintained hereunder; or (D) or such other manner as shall be approved by Security Trustee whether by reason of its mortgaged status or otherwise; (3) promptly furnish or cause to be furnished to Security Trustee such information as may be required to enable Security Trustee to file any reports required to be filed by Security Trustee with any Governmental Authority because of such person’s interest in the Aircraft; and (4) maintain or cause to be maintained, in English, all records, logs and other materials required to be maintained in respect of the Aircraft by the FAA or the applicable regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered.

(ii)                                  Operation.  Borrower will not maintain, use, locate, service, repair, overhaul or operate the Aircraft in violation of any law or any rule, regulation, treaty, order or certificate of any Governmental Authority (domestic or foreign) having jurisdiction, or in violation of any airworthiness certificate, license or registration relating to the Aircraft issued by any such authority or for a purpose for which it is not designed or in violation of any requirements of insurance pursuant to Section 4.01(e) or in violation of any requirements as may be necessary to keep any unexpired warranties of Manufacturer or Engine Manufacturer in full force and effect.  If such law, rule, regulation, treaty, order or certificate requires alteration of the Aircraft, Borrower will conform thereto or obtain conformance therewith at no expense to Security Trustee or Lender.  Notwithstanding the foregoing, after Borrower shall have provided Security Trustee with a certificate of a Responsible Officer stating all relevant facts with respect thereto, (except for any mandatory grounding of the Aircraft by an aviation authority having appropriate jurisdiction) Borrower may contest in good faith the validity or application of any such law, rule, regulation, treaty, order, certificate, license, registration or violation in any reasonable manner that does not adversely affect Lender’s or Security Trustee’s respective interests in or to the Aircraft or any Operative Document and such contest or non-compliance will not result in any material risk of loss, forfeiture or damage to the Aircraft or any risk of unindemnified civil or criminal liability to Security Trustee or Lender.  In addition, Borrower shall comply with the provisions of this Article 4 notwithstanding such contest.  If the indemnities or insurance specified in Section 4.01(e) hereof, have not been obtained, Borrower will not operate, use or locate the Aircraft in or to any area excluded from coverage by any insurance required to be maintained by the terms of Section 4.01(e) hereof, unless such operation results from a hijacking, medical emergency, equipment malfunction, weather conditions, navigational error, or other extraordinary events beyond the control of Borrower, so long as Borrower diligently and in good faith proceeds to remove the Aircraft from such area.   Unless the Aircraft has been requisitioned for use by the United States Government pursuant to Section 4.01(d)(iv) hereof and indemnification or insurance has been provided in accordance with Section 4.01(e) hereof, the Aircraft may not be operated, used or located in any declared war zone or in any area that is an area of recognized hostilities (except to leave any such zone or area), unless such operation results from a hijacking, medical emergency, equipment malfunction, weather conditions, navigational error, or other extraordinary events beyond the control of Borrower, so long as Borrower diligently and in good faith proceeds to remove the Aircraft from such area.

(iii)                               Registration.  Borrower, at its own cost and expense, shall cause the Aircraft to be duly registered as a United States aircraft under the Transportation Code in the name of Borrower as the owner thereof, and shall not take any action or fail to perform any act that would cause such registration not to remain effective during the Term.

(iv)                              Possession.  Borrower will not, without the prior written consent of Lender, lease or otherwise in any manner deliver, transfer or relinquish possession of the Airframe or any Engine or install or permit any Engine to be installed on any airframe other than the Airframe, provided that so long as no Specified Default or Event of Default shall have occurred and be continuing at the time of such lease, delivery, transfer or relinquishment of possession or installation, Borrower may, without the prior written consent of Lender or Security Trustee:

(1)                                  subject the Engines or engines then installed on the Airframe to normal interchange agreements or any Engine to normal pooling or similar arrangements, in each case customary in the airline industry and entered into by Borrower in the ordinary course of its business with any Certified Air Carrier, Engine Manufacturer, Manufacturer or an authorized service center of either Manufacturer or Engine Manufacturer, in each case, not then insolvent or subject to any bankruptcy, reorganization or similar proceeding;

(2)                                  deliver possession of the Airframe or any Engine to the manufacturer thereof or to any other qualified institution for testing, service, repair, maintenance or overhaul work on the Airframe or Engine or any Part of any thereof or for alterations or modifications in or additions to such Airframe or Engine to the extent required or permitted by the terms of this Mortgage;

(3)                                  install an Engine on an airframe owned by Borrower which airframe is free and clear of all Liens, except:  (A) Permitted Liens and those that apply only to engines (other than Engines), appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment (other than Parts) installed on such airframe (but not to the airframe as an entirety) that do not contemplate, permit or require the transfer of title to such airframe or engine installed thereon, and (B) the rights of third parties under interchange agreements that would be permitted under Section 4.01(b)(iv)(1);

(4)                                  install an Engine on an airframe leased to Borrower or purchased by Borrower subject to a conditional sale or other security agreement, provided that (A) such airframe is free and clear of all Liens, except:  (1) the respective rights of the parties to the lease or conditional sale or other security agreement covering such airframe, or their assignees, and (2) Liens of the type permitted by Section 4.01(b)(iv)(3) and (B) such lease, conditional sale or other security agreement effectively provides that such Engine shall not become subject to the lien of such lease, conditional sale or other security agreement, notwithstanding the installation thereof on such airframe; and

(5)                                  for a period not to extend beyond the end of the Term, subject the Airframe or any Engine to: (1) the U.S. Civil Reserve Air Fleet Program, (2) contracts with the U.S. government or any agency thereof the obligations of which are supported by the full faith and credit of the U.S. government or (3) any wet lease or similar arrangement under which Borrower maintains operational control of the Aircraft.

(6)                                  [intentionally omitted]

(v)                                 Insignia.  On or prior to the Closing Date, or as soon thereafter as practicable, Borrower agrees to affix and maintain (or cause to be affixed and maintained) in the cockpit of the Airframe adjacent to the registration certificate therein and on each Engine a plainly visible and fireproof nameplate having dimensions of not less than 10 cm x 7 cm and bearing the inscription:

“Subject to a security interest in favor of C.I.T. Leasing Corporation, as Security Trustee”

(such nameplate to be replaced, if necessary, with a nameplate reflecting the name of any successor Security Trustee, in each case as permitted under the Operative Documents).

Except as above provided, Borrower will not allow the name of any Person to be placed on the Airframe or on any Engine as a designation that might be interpreted as a claim of ownership, provided that nothing herein contained shall prohibit Borrower from placing its customary colors, name and insignia on the Airframe or any Engine.

(vi)                              Holding Out.  Borrower agrees that it will not at any time represent or hold out Lender or Security Trustee or any Affiliate of any of them (and will use its best efforts to ensure that none of Lender and Security Trustee or any Affiliate of any of them is not at any time represented or held out) as being in any way connected or associated with any operation of the Airframe, any Engine or any Part or any other operations or carriage undertaken by Borrower.

(vii)                           No Pledging of Credit.  Borrower is not authorized to, and agrees that it will not purport to, pledge the credit of Lender or Security Trustee for any maintenance, service, repairs, or overhauls of, modifications to, or changes or alterations in, the Airframe, any Engine, or any Part, or for any other purpose whatsoever.

(c)                                  Replacement and Pooling of Parts; Alterations, Modifications and Additions.

(i)                                     Replacement of Parts.  Borrower, at its own cost and expense, will promptly replace or cause to be replaced all Parts that may from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever, except as otherwise provided in Section 4.01(c)(iii) hereof.  All replacement parts shall be owned by Borrower free and clear of all Liens (except Permitted Liens, pooling arrangements permitted by Section 4.01(c)(ii) hereof and replacement Parts temporarily installed on an emergency basis which are replaced as promptly as practicable thereafter in accordance with the terms of this Section 4.01(c)) and shall be in as good operating condition as, and shall have a value, economic useful life and utility equal to or greater than, the Parts replaced, assuming such replaced Parts were in the condition and repair required to be maintained by the terms hereof.  All Parts (other than Obsolete Parts) at any time removed from the Airframe shall remain subject to the Lien of the Mortgage, no matter where located, until such time as such Parts shall be replaced by parts that meet the requirements for replacement parts specified above.  Immediately upon any replacement part becoming incorporated or installed in or attached to the Airframe or any Engine, without further act (subject only to Permitted Liens and any pooling arrangement permitted by Section 4.01(c)(ii) hereof and except replacement parts temporarily installed on an emergency basis which are replaced as promptly as practicable thereafter in accordance with the terms of this Section 4.01(c)), (i) such part shall become subject to the Lien of the Mortgage and shall be deemed a Part for all purposes hereof to the same extent as each Part originally incorporated or installed in or attached to the Airframe or such Engine and (ii) the replaced Part shall no longer be subject to the Lien of the Mortgage and shall no longer be deemed a Part hereunder.

(ii)                                  Pooling of Parts.  Any Part removed from the Airframe or any Engine as provided in Section 4.01(c)(i) hereof may be subjected by Borrower to a pooling arrangement of the type permitted by Section 4.01(b)(iv)(1) hereof, provided that the part replacing such removed Part shall be incorporated or installed in or attached to such Airframe or Engine in accordance with Section 4.01(c)(i) hereof as promptly as practicable after the removal of such removed Part.  In addition, any replacement part may be owned by any third party subject to such a pooling arrangement, provided that Borrower, at its expense, as promptly thereafter as practicable, shall either (1) cause such replacement part to become the property of Borrower, free and clear of all Liens other than Permitted Liens or (2) replace such replacement part with a further replacement part owned by Borrower, free and clear of all Liens other than Permitted Liens.

(iii)                               Alterations, Modifications and Additions.  Borrower, at its expense, will make (or cause to be made) such alterations and modifications in and additions to the Airframe and Engines as may be required to be made during the Term to comply with all applicable laws and to meet the applicable standards of any airworthiness directives or any other standard of the FAA (or any applicable regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered) and any mandatory service bulletins of Manufacturer or Engine Manufacturer (such laws, rules, regulations, FAA or other applicable regulatory agency requirements and any mandatory bulletins, collectively “Airworthiness Requirements”); provided, however, that, Borrower may, in good faith, contest the validity or application of any Airworthiness Requirement in any reasonable manner that does not adversely affect the respective interest of Security Trustee or Lender in or to such Airframe or Engines or any Operative Document and such contest or failure to comply will not result in any material risk of loss, sale, forfeiture or damage to the Aircraft or any risk of unindemnified civil or criminal liability to Lender.  Borrower shall pay all costs of each Airworthiness Requirement.

In addition, Borrower, at its expense, may from time to time make such alterations and modifications or improvements to the Airframe or any Engine as Borrower may deem desirable in the proper conduct of its business, including removal of Parts that Borrower deems to be obsolete or no longer suitable or appropriate for use on the Airframe or such Engine (“Obsolete Parts”), provided that no such alteration, improvement modification, removal or addition (1) impairs the condition or airworthiness of the Airframe or such Engine, or diminishes the value, utility or remaining useful life of the Airframe or such Engine below the value, utility or remaining useful life thereof immediately prior to such alteration, modification, removal or addition, assuming the Airframe or such Engine was then in the condition required to be maintained by the terms contained herein, except that the value (but not the utility, condition, airworthiness or remaining useful life) of the Airframe or any Engine may be reduced by the value of Obsolete Parts that shall have been removed so long as the aggregate original cost of all Obsolete Parts, which shall have been removed and not replaced shall not exceed $300,000, and provided that, to the extent required by applicable law or for the safe operation of the Aircraft or performance of the function of the Part removed, replacements therefor are installed on the Aircraft or (2) involves structural alterations to the Aircraft that would require material realteration to restore the Aircraft to its original passenger configuration or be inconsistent with the use of the Aircraft as an aircraft in passenger configuration, provided, that any alteration of the Aircraft from passenger configuration to non-passenger configuration shall require the prior written consent of the Security Trustee and Lender.  All parts incorporated or installed in or attached or added to the Airframe or an Engine as the result of such alteration, modification or addition shall, without further act, become subject to the Lien of the Mortgage.  The foregoing provisions of this second paragraph of subparagraph (iii) shall not apply to Nonproprietary Parts, which Borrower may add to, or, so long as no Event of Default has occurred and is continuing and the Security Trustee has not commenced the exercise of remedies pursuant to the terms set forth in this Mortgage, remove from, the Aircraft in its sole and absolute discretion.  In the event Borrower removes any Nonproprietary Part in accordance with the immediately preceding sentence, such Nonproprietary Part shall not be deemed a Part for any purposes herein or in the other Operative Documents.

(iv)                              No Liability for Alteration, Modification or Addition; Grounding.  In no event shall Security Trustee or Lender bear any liability or cost whatsoever for (v) any alteration or modification or, or addition to, the Airframe or any Engine, (w) any grounding of the Aircraft, (x) suspension of certification of the Aircraft, (y) loss of revenue suffered by Borrower for any reason whatsoever, or (z) the cost of Nonproprietary Parts.

(v)                                 Substitution of Engine.  So long as no Event of Default exists and Borrower does not discriminate in its selection of an engine to install on the Airframe based on its mortgaged status, Borrower may at any time during the Term in its sole discretion substitute any Engine for an Acceptable Alternate Engine.  Upon such substitution, Borrower shall comply with the terms of Section 4.01(d)(ii) hereof to the same extent as if an Event of Loss had occurred with respect to such Engine.

(d)                               Loss, Destruction, Requisition, etc

(i)                                     Event of Loss with Respect to the Aircraft.  Upon the occurrence of an Event of Loss with respect to the Airframe or the Airframe and one or more Engines, Borrower shall (1) forthwith (and, in any event, within ten days of such occurrence) give Security Trustee notice of such Event of Loss and (2) within 60 days after such occurrence, give Security Trustee written notice of its election to perform one of the following options (it being understood that failure to give such notice shall be deemed an election of the option set forth in clause (I) below).  Borrower shall:

(I)                                    to the extent not paid to Security Trustee as insurance proceeds, pay or cause to be paid to Security Trustee not later than the earlier of (i) 180 days after the occurrence of such Event of Loss, (ii) 5 Business Days following the payment of insurance proceeds with respect to such Event of Loss, or (iii) the Final Maturity Date, the then outstanding principal amount of the Notes, together with accrued interest thereon to the date of such payment, plus the Breakage Amount and all other amounts due to Note Holders and the Security Trustee under the Operative Documents; or

(II)                                provided that no Specified Default or Event of Default shall have occurred and be continuing, no later than 180 days following such Event of Loss substitute an aircraft or an airframe or an airframe and one or more engines, as the case may be.

At such time as Security Trustee shall have received the amounts specified in (I) above, the Lien of the Mortgage shall be terminated pursuant to, and in accordance with, Section 9.01 hereof.

If Borrower elects to substitute an aircraft (or an airframe or an airframe and one or more engines, as the case may be), then Borrower shall, at its expense, obtain good and marketable title to another aircraft (or an airframe or an airframe and one or more engines that, together with the Engines or Engine constituting a part of the Aircraft but not installed thereon at the time of such Event of Loss, constitute the Aircraft) free and clear of all Liens (other than the Lien of this Mortgage) and having at least the value, utility and remaining economic useful life (as confirmed by an independent appraiser selected by Security Trustee and reasonably acceptable to Borrower) and being in as good condition as the Aircraft subject to such Event of Loss, in each case assuming that the Aircraft had been maintained in accordance with the terms hereof, provided that any aircraft, airframe or engine so substituted hereunder shall be of the same or improved make and model as the Aircraft, and in the case of an Engine, shall be an Acceptable

Alternate Engine; and prior to or at the time of any such substitution Borrower, at its own expense, shall (1) cause such replacement aircraft, airframe or engine to become subject to the Lien of this Mortgage; (2) cause a Mortgage Supplement to be filed for recording pursuant to the Transportation Code or the applicable laws, rules and regulations of any other jurisdiction in which the Airframe may then be registered and cause a financing statement or statement or other requisite documents of a similar nature to be filed in such place or places as necessary in order to perfect the security interests herein created; (3) furnish Security Trustee with such evidence of Borrower’s title to such replacement aircraft and of compliance with the insurance provisions of Section 4.01(e) hereof with respect to such substituted property as Security Trustee may reasonably request and that the substituted property has been entered into Borrower’s FAA-approved maintenance program; and (4) provide an opinion of counsel, which counsel shall be reasonably acceptable to Security Trustee, to the effect that Borrower holds title to such replacement aircraft free and clear of all Liens (except the Lien of this Mortgage) and Security Trustee shall be entitled to the benefits and protection of Section 1110 of the Bankruptcy Code with respect to the aircraft substituted hereunder to at least the same extent as the original Airframe and Engine or Engines, as the case may be, and otherwise comply with the provisions and satisfy the conditions set forth in Section 5.06 hereof.  For all purposes hereof, the property substituted shall after such transfer be deemed part of the property leased hereunder and shall be deemed an “Aircraft,” “Airframe” or “Engine,” as the case may be.  No such substitution shall result in the reduction of any amounts due under the Notes.  Borrower agrees to pay all reasonable out-of-pocket costs and expenses (including without limitation, reasonable counsel fees and disbursements and any costs incurred in connection with Section 5.06 hereof) of Security Trustee and Lender in connection with the foregoing replacement.

(ii)                                  Event of Loss with Respect to an Engine.  Upon the occurrence of an Event of Loss with respect to an Engine under circumstances where an Event of Loss has not occurred with respect to the Airframe, Borrower shall promptly (and in any event, within ten days after such occurrence) give Security Trustee written notice thereof and shall, within 90 days after the occurrence of such Event of Loss, obtain good and marketable title to an Acceptable Alternate Engine free and clear of all Liens (other than the Lien of this Mortgage).  Borrower, at its expense, will (1) cause a Mortgage Supplement to be filed for recording pursuant to the Transportation Code or the applicable laws, rules and regulations of any other jurisdiction in which the Airframe may then be registered and cause a financing statement or statement or other requisite documents of a similar nature to be filed in such place or places as necessary in order to perfect the security interests herein created, (2) furnish Security Trustee with such evidence of Borrower’s title to such Acceptable Alternate Engine and of compliance with the insurance provisions of Section 4.01(e) hereof with respect to such Acceptable Alternate Engine as Security Trustee may reasonably request, (3) furnish Security Trustee with an opinion of Borrower’s counsel to the effect that title to such Acceptable Alternate Engine is free and clear of all Liens (except the Lien of this Mortgage), and (4) otherwise comply with the provisions and satisfy the conditions set forth in Section 5.06 of this Mortgage.  For all purposes hereof, each such Acceptable Alternate Engine shall, after such conveyance, be deemed an “Engine.”  No such substitution shall result in the reduction of any amounts due under the Notes.  Borrower agrees to pay all reasonable out-of-pocket costs and expenses (including without limitation, reasonable counsel fees and disbursements) of Security Trustee and Lender in connection with the foregoing replacement.

(iii)                               Application of Payments from Governmental Authorities for Requisition of Title, etc.  Any payments (other than insurance proceeds the application of which is provided for in Section 4.01(e) hereof) received at any time by Borrower from any Governmental Authority or other person with respect to an Event of Loss resulting from the theft, disappearance, destruction, condemnation, confiscation or seizure of, or requisition of title to or use of, the Airframe or any Engine, will be applied as follows:

(1)                                  if payments are received with respect to the Airframe (or the Airframe and any Engine or engines then installed thereon):  (A) unless the same are replaced pursuant to Section 4.01(d)(i)(II) hereof, so much of such payments as the then outstanding principal amount of the Loan, together with accrued interest thereon to the date of such payment, plus all other amounts due to Note Holders under the Operative Documents shall be applied in reduction of Borrower’s obligation to pay such sums pursuant to Section 4.01(d)(i) hereof if not already paid by Borrower, or, if already paid by Borrower, shall be applied to reimburse Borrower for its payment of such sums, and following the foregoing application, the balance, if any, of such payments shall be distributed to Borrower; or (B) if such property is, or is to be, replaced pursuant to Section 4.01(d)(i)(II) hereof, such payments shall be paid over to the Security Trustee, and the Security Trustee shall pay such amounts to Borrower, provided that Borrower shall have fully performed or, concurrently therewith, will fully perform the terms of the last paragraph of Section 4.01(d)(i) hereof with respect to the Event of Loss for which such payments are made; and

(2)                                  if such payments are received with respect to an Engine under circumstances contemplated by Section 4.01(d)(ii) hereof, so much of such payments remaining shall be paid over to Security Trustee, and the Security Trustee shall pay such amounts to Borrower, provided that Borrower shall have fully performed, or concurrently therewith will perform, the terms of Section 4.01(d)(ii) hereof with respect to the Event of Loss for which such payments are made.

(iv)                              Requisition for Use of the Aircraft by the United States Government or Government of Registry of the Aircraft; Other Government Payments.  In the event of the requisition for use of the Airframe and the Engines or engines installed on the Airframe during the Term not constituting an Event of Loss by the United States government or any other Governmental Authority, Borrower shall promptly notify Security Trustee of such requisition, and all of Borrower’s rights and obligations as set forth in the Operative Documents with respect to the Aircraft shall continue to the same extent as if such requisition had not occurred.  Except as set forth in Section 4.01(d)(iii) with respect to certain payments upon the occurrence of an Event of Loss, all payments received by Borrower from the United States government or any other Governmental Authority for the use of such Airframe and Engines or engines, or any other payment by a governmental entity or Person shall be paid over to, or retained by, Borrower.

(v)                                 Requisition for Use of an Engine by the United States Government or any other Governmental Authority.  In the event of the requisition for use of an Engine by the United States government or any other Governmental Authority (other than in the circumstances contemplated by Section 4.01(d)(iii) or Section 4.01(d)(iv) hereof), Borrower shall replace such Engine hereunder with an Acceptable Alternate Engine and Borrower shall comply with the terms of Section 4.01(d)(ii) hereof to the same extent as if an Event of Loss had occurred with respect to such Engine.  Upon compliance with Section 4.01(d)(ii) hereof, any payments received by Borrower from such Governmental Authority with respect to such requisition shall be retained by Borrower.

(vi)                              Application of Payments During Existence of a Specified Default or an Event of Default.  Any amount referred to in this Section 4.01(d) that is payable to or retainable by Borrower shall not be paid to or retained by Borrower if at the time of such payment or retention a Specified Default or an Event of Default shall have occurred and be continuing, but shall be held by or paid over to Security Trustee as security for the obligations of Borrower under this Mortgage and, if an Event of Default shall have occurred and be continuing, applied against Borrower’s obligations hereunder as and when due.  At such time as there shall not be continuing any such Specified Default or Event of Default, such amount shall be paid to Borrower to the extent not previously applied in accordance with the preceding sentence.

(e)                                  Insurance.

(i)                                     Public Liability, Property Damage Liability, and War Risk Insurance.  Except as provided in Section 4.01(e)(iv), and subject to the provisions of Section 4.01(e)(vi), Borrower will carry or cause to be carried, at its expense, with insurers of recognized reputation and responsibility, comprehensive airline liability and products liability insurance (including, without limitation, contractual, bodily injury, passenger and property damage liability) insurance (exclusive of manufacturer’s product liability insurance) with respect to the Aircraft, in an amount not less than the amount set forth in Exhibit F hereto.  In addition, Borrower shall at all times maintain war risk (aviation liability) insurance of the scope substantially similar to the coverage provided by AVN 52D (or its equivalent) (but excluding the limitation of liability set forth therein) as specified below, in an amount (taking into consideration any insurance or indemnification provided by the United States government or any agency or instrumentality thereof the obligations of which are supported by the full faith and credit of the United States government in accordance with Section 4.01(e)(viii) hereof) not less than the amount set forth on Exhibit F hereto.  Further, all insurance described in this Section 4.01(e)(i) shall be at least of a scope and coverage (except as to dollar requirements) as is customarily carried by United States based regional air carriers engaged in the same or similar business, similarly situated with the Borrower and operating similar aircraft and engines; excluding, however, for purposes of the foregoing, regional carriers owned by, controlled by, or otherwise covered under, a major carriers insurance policy unless Borrower also has insurance coverage under a major carriers insurance policy.  For the avoidance of doubt, AVN 52D provides insurance against the following risks (collectively, “War Risks”): (1) war, invasion, acts of foreign enemies (whether war be declared or not), civil war, rebellion, revolution, insurrection, martial law, military or usurped power, or attempts at usurpation of power, (2) strikes, riots, civil commotions or labor disturbances, (3) any act of one or more persons, whether or not agents of a sovereign power, for political or terrorist purposes and whether or not the loss or damage resulting therefrom is accidental or intentional, (4) any malicious act or act of sabotage, (5) confiscation, nationalization, seizure, restraint, detention, appropriation, requisition for title or use by or under the order of any government (whether civil, military or de facto) or public or local authority, and (6) hi-jacking or any unlawful seizure or wrongful exercise of control of the aircraft or crew in flight (including any attempt at such seizure or control) made by any person or persons on board the aircraft acting without the consent of the insured.

(ii)                                  Insurance Against Loss or Damage to the Aircraft.  Except as provided in Section 4.01(e)(iv), and subject to the provisions of Section 4.01(e)(vi), Borrower shall maintain or cause to be maintained in effect, at its expense, with insurers of recognized reputation and responsibility, all-risk ground, taxiing and flight aircraft hull insurance covering the Aircraft (including Engines and Parts temporarily removed from the Aircraft), and fire and explosion coverage, ingestion and lightning and electrical damage, and extended coverage and all-risk property damage insurance, including fire and transit, covering Engines and Parts while removed from the Aircraft and not replaced by similar components (or while removed from the Aircraft and not destined to be reattached to the Aircraft) insured on a replacement cost clause; provided that such insurance shall at all times while the Aircraft is subject to this Mortgage be for an amount on an agreed value basis not less than 110% of the then outstanding principal amount of the Notes, together with accrued interest thereon (the “Insured Amount”).  Further, Borrower shall at all times maintain or cause to be maintained war risk (aircraft hulls) and governmental confiscation insurance (other than by the government of registry of the Aircraft) per the terms of AVN48B writeback except (b) or its equivalent providing insurance against the following risks: (1) strikes, riots, civil commotions or labor disturbances, (2) any malicious act or act of sabotage and (3) hi-jacking or any unlawful seizure or wrongful exercise of control of the aircraft or crew in flight (including any attempt at such seizure or control) made by any person or persons on board the aircraft acting without the consent of the insured.  Such insurance described in the immediately preceding sentence shall be in an amount (taking into consideration any insurance or indemnification provided by the United States government or any agency or instrumentality thereof the obligations of which are supported by the full faith and credit of the United States government in accordance with Section 4.01(e)(viii) hereof) not less than the Insured Amount.  All insurance described in this Section 4.01(e)(ii) shall be at least of a scope and coverage (except as to dollar requirements) as is customarily carried by United States based regional air carriers engaged in the same or similar business, similarly situated with the Borrower and operating similar aircraft and engines; excluding, however, for purposes of the foregoing, regional carriers owned by, controlled by, or otherwise covered under, a major carriers insurance policy unless Borrower also has insurance coverage under a major carriers insurance policy.

(iii)                               Application of Insurance Proceeds.  Except during a period when a Specified Default or Event of Default has occurred and is continuing, all losses will be adjusted by Borrower with the insurers.  It is agreed that all insurance payments received as the result of the occurrence of an Event of Loss will be applied as follows:

(1)                                  If such payments are received with respect to the Airframe (or the Airframe and the Engines installed thereon), (A) unless such property is replaced pursuant to Section 4.01(d)(i)(II) hereof, such payments as shall not exceed the then outstanding principal amount of the Note, together with accrued interest thereon to the date of such payment, plus all other amounts due to Note Holders under the Operative Documents shall be applied in reduction of Borrower’s obligation to pay such amounts and the other amounts payable under Section 4.01(d)(i), if not already paid by Borrower, or, if already paid by Borrower, shall be applied to reimburse Borrower for its payment of such amounts, and the balance, if any, of such payments remaining thereafter will be paid over to, or retained by Borrower, or (B) if such property is, or is to be, replaced pursuant to Section 4.01(d)(i)(II) hereof, such payments shall be paid over to Security Trustee, and the Security Trustee shall pay such amounts to Borrower, provided that Borrower shall have fully performed or, concurrently therewith, will fully perform the terms of Section 4.01(d)(i)(II) hereof with respect to the Event of Loss for which such payments are made.

(2)                                  If such payments are received with respect to an Engine under the circumstances contemplated by Section 4.01(d)(ii) hereof, such payments shall be paid over to Security Trustee, and the Security Trustee shall pay such amounts to Borrower, provided that Borrower shall have fully performed or, concurrently therewith, will fully perform the terms of Section 4.01(d)(ii) hereof with respect to the Event of Loss for which such payments are made.

(3)                                  The insurance payments for any property damage loss to the Airframe or any Engine not constituting an Event of Loss with respect thereto shall be paid over to, or retained by, Borrower if $2,500,000 or less; otherwise, to Security Trustee.

(iv)                              Aircraft Not In Operation.  During any period that the Airframe or an Engine while temporarily removed from the Aircraft and not replaced by similar components, as the case may be, is grounded and not in operation, Borrower may, so long as Borrower takes reasonable measures to protect the Airframe and the Engines, carry or cause to be carried as to such non-operating property, in lieu of the insurance required by Sections 4.01(e)(i) and (e)(ii) above, and subject to the provisions of Section 4.01(e)(vi), insurance otherwise conforming with the provisions of Sections 4.01(e)(i) and (e)(ii), except that the amounts of coverage, the scope of the risks and the type of insurance shall be consistent with industry practice for similarly situated United States air carriers in respect of the same or similar aircraft which are similarly grounded and not in operation, provided that the amount of coverage, the scope of risks and type of insurance shall be at least as favorable as from time to time applicable to aircraft owned or leased by Borrower of the same type as the Aircraft similarly grounded and not in operation; provided that subject to the provisions of Section 4.01(e)(vi), Borrower shall maintain insurance against risk of loss or damage to the Aircraft in an amount at least equal to the Insured Amount during such period that the Aircraft is on the ground and not in operation.

(v)                                 Reports, etc.  Borrower will furnish, or cause to be furnished, to Security Trustee and Lender on or before the Closing Date and during each calendar year thereafter on or before the anniversary of the Closing Date a certificate of insurance and broker’s letter of undertaking, signed by an independent firm of insurance brokers reasonably acceptable to Security Trustee (the “Insurance Brokers”), describing in reasonable detail the hull and liability insurance (and property insurance for detached Engines and Parts) then carried and maintained with respect to the Aircraft and stating the opinion of such firm that such insurance complies with the terms hereof and that premiums have been paid.  Borrower will cause such Insurance Brokers to agree to advise promptly Security Trustee and Lender in writing if the Insurance Brokers cease to be the insurance brokers to Borrower, or of the occurrence of any default in the payment of any premium and of any other act or omission on the part of Borrower of which it has actual knowledge and that might invalidate or render unenforceable, in whole or in part, any insurance on the Aircraft as required by the terms hereof and to advise such Persons in writing at least 30 days prior to the cancellation (but not scheduled expiration) or material change or lapse of any insurance required to be maintained pursuant to this Section 4.01(e).  In addition, Borrower will also cause such Insurance Brokers to deliver to Security Trustee, on or prior to the date of expiration of any insurance policy referenced in a previously delivered certificate of insurance, a new certificate of insurance, substantially in the same form as delivered by Borrower to such parties on the Closing Date except for changes in the report or the coverage consistent with the terms hereof.  If Borrower fails to maintain or cause to be maintained insurance as herein provided, Security Trustee or any Note Holder may at its sole option, but without any obligation to do so, provide such insurance and, in such event, Borrower shall, upon demand, reimburse Security Trustee, for the cost thereof to Security Trustee; provided, however, that no exercise by Security Trustee of said option shall affect the provisions of this Mortgage, including the provisions that failure by Borrower to maintain insurance prescribed hereunder shall constitute an Event of Default.

(vi)                              Self-Insurance.  Subject to the terms set forth in Exhibit E hereto, Borrower may self-insure the risks required to be insured against pursuant to this Section 4.01(e).

(vii)                           Additional Insurance.  Borrower may at its own expense carry insurance with respect to its interest in the Aircraft in amounts in excess of that required to be maintained by this Section 4.01(e).  Security Trustee or Lender or any Affiliate thereof may carry for its or their own account at its or their sole cost and expense insurance with respect to its interest in the Aircraft, and such insurance does not adversely affect or materially impair Borrower from carrying the insurance required by this Section 4.01(e) or adversely affect such insurance or the cost thereof (it being understood that all salvage rights to the Airframe and Engines shall remain with Borrower’s insurers).

(viii)                        Indemnification by Government in Lieu of Insurance.  Notwithstanding any provisions of this Section 4.01(e) requiring insurance, Security Trustee agrees to accept, in lieu of insurance against any risk with respect to the Aircraft, indemnification from, or insurance provided by, the United States government or any agency or instrumentality thereof the obligations of which are supported by the full faith and credit of the United States government, against such risk in an amount that, when added to the amount of insurance against such risk maintained by Borrower shall be at least equal to the amount of insurance against such risk otherwise required by this Section 4.01(e) (taking into account self-insurance permitted by Section 4.01(e)(vi) hereof).  Any such indemnification or insurance provided by the United States government or any agency or instrumentality thereof shall provide substantially similar protection as the insurance required by this Section 4.01(e).  Borrower shall furnish, in advance of attachment of such indemnity or insurance, a certificate of a Responsible Officer of Borrower confirming in reasonable detail the amount and scope of such indemnification or insurance and that such indemnification or insurance complies with the preceding sentence.

(ix)                                Application of Payments During Existence of a Specified Default or an Event of Default.  Any amount referred to in this Section 4.01(e) that is payable to or retainable by Borrower shall not be paid to or retained by Borrower if at the time of such payment or retention a Specified Default or an Event of Default shall have occurred and be continuing, but shall be held by or paid over to Security Trustee as security for the obligations of Borrower under this Mortgage and, if an Event of Default shall have occurred and be continuing, applied against Borrower’s obligations hereunder as and when due.  At such time as there shall not be continuing any such Specified Default or Event of Default, such amount shall be paid to Borrower to the extent not previously applied in accordance with the preceding sentence.

(x)                                   Terms of Insurance Policies.  Each policy carried in accordance with Sections 4.01(e)(i) and (e)(ii) hereof covering the Aircraft, and any policies taken out in substitution or replacement for any such policies, (A) shall in the case of liability insurance carried pursuant to Section 4.01(e)(i), including all war risk insurance as required by such section, name the Additional Insureds as additional insureds, and in the case of insurance carried pursuant to Sections 4.01(e)(i) and (e)(ii), name the Loss Payee as first loss payee (but without imposing on any such party liability to pay premiums, calls or other charges with respect to such insurance), (B) shall provide that if the insurers cancel such insurance for any reason whatever, or if the same is allowed to lapse for non-payment of premium or if any material change is made in the insurance that adversely affects the interest of any Additional Insured under this Agreement, such lapse, cancellation or change shall not be effective as to any Additional Insured for 30 days (seven days in the case of war risk and allied perils coverage) after receipt by the Insurance Broker of written notice by such insurers of such lapse, cancellation or change, (C) shall provide that the Additional Insureds shall have no liability for premiums, commissions, calls, assessments, warranties or representations to underwriters, or advances with respect to such policies, (D) shall provide that such insurance is primary without right of contribution, (E) shall provide that in respect of the respective interest of each Additional Insured under this Agreement in such policies the insurance shall not be invalidated by any action or inaction of Borrower or any other Person and shall insure the respective interests of the Additional Insureds, as they appear under this Agreement, regardless of any breach or violation of any representation, warranty, declaration or condition contained in such policies by Borrower or, in the case of an Additional Insured, the breach or violation by any other Additional Insured, (F) shall expressly provide that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured, (G) shall provide that the Additional Insured shall have no responsibility for premium and the insurers shall waive any right of set-off or counterclaim against the Additional Insureds except in respect of outstanding premium in respect of the Aircraft and shall waive any rights of subrogation against the Additional Insureds, (H) shall provide that (1) in the event of a loss involving the Aircraft, Airframe, or an Engine for which proceeds are in excess of $2,500,000, the proceeds in respect of such loss up to the amount of the then outstanding principal amount of the Notes plus all other amounts due to the Note Holders under the Operative Documents, together with accrued interest thereon shall be payable, to Security Trustee as loss payee; provided, that the application of such insurance proceeds shall be as provided in Section 4.01(e)(iii), with any amounts paid and held by Security Trustee for any period being subject to Section 3.07 hereof; provided, further, that in the case of any payment to Security Trustee otherwise than in respect of an Event of Loss, Security Trustee shall, upon receipt of evidence reasonably satisfactory to it that the damage giving rise to such payment has been repaired, pay the amount of such payment, and any interest or income earned thereon in accordance with Section 3.07 hereof, to Borrower or its order (provided, that Borrower may elect by written notice to Security Trustee to apply such insurance proceeds directly to the repair of the relevant Airframe or Engine, as the case may be), and (2) the entire amount of any such loss for which proceeds are $2,500,000 or less or the amount of any proceeds of any such loss in excess of the then outstanding principal amount of the Notes, together with accrued interest thereon plus all other amounts due to the Note Holders under the Operative Documents shall be paid to Borrower or its order unless a Specified Default or an Event of Default shall have occurred and be continuing and the insurers have been notified thereof by Security Trustee, (I) shall specifically exclude coverage for any Additional Insured or Loss Payee with respect to any claim arising out of the legal liability of such Person as manufacturer, repairer, supplier or servicing agent of the Aircraft and shall not operate to prejudice the rights of recourse of the underwriters of such insurance against any such Additional Insured or Loss Payee where such rights of recourse would have existed had such exclusion not been effected under such policies, (J) shall be payable in Dollars, and (K) in the event the hull “all risks” and hull war risks policies are placed separately, shall contain AVS103 (or its equivalent) (being the current London market endorsement for such).

Notwithstanding the foregoing, in the event the insurance acquired by Borrower is subject to the AVN 67B endorsement, to the extent the terms of such endorsement conflict with the foregoing, the terms of AVN 67B shall apply.

(f)                                    Inspection.  At all reasonable times prior to the termination of this Mortgage pursuant to Section 9.01 (but with respect to each Person, so long as no Default relating to the maintenance of the Aircraft or Event of Default shall have occurred and be continuing, no more than once in any twelve month period for such Person), the Lender may conduct an inspection of the Aircraft and any Engine and the books and records of Borrower relative thereto and to this Mortgage.  Such inspection of the Aircraft shall be limited to a visual, walk-around inspection which may include boarding the Aircraft, but shall not include opening any panels or bays (although those otherwise open may be inspected), and, so long as no Event of Default shall have occurred and be continuing, shall be conducted so as not to interfere with Borrower’s business or operation and maintenance of the Aircraft; provided, that the foregoing limitation regarding the opening of any panels or bays shall not apply with respect to Lender if an Event of Default has occurred and is continuing.  Upon the written request of Security Trustee, Borrower will use reasonable efforts to, but shall not be obligated to, give such Person notice of the next scheduled “C” check or other heavy maintenance visit with respect to the Aircraft or any Engine and afford such Person an opportunity to be present at the same (in exercise of its annual inspection right) without interfering in any material respect with the maintenance, operations or business of Borrower.  Borrower shall furnish Security Trustee or any Note Holder such additional information concerning the location, condition, use and operation of the Aircraft (including information normally maintained by Borrower regarding flight hours and cycles) as Security Trustee or any Note Holder may reasonably request, including the location of the Aircraft and the times and places of scheduled heavy maintenance.  Neither Security Trustee nor any Note Holder shall have any duty to make any such inspection and shall not incur any liability or obligation by reason of not making any such inspection.  Except for any inspection in connection with an existing Event of Default, Security Trustee or such Note Holder shall be responsible for costs incurred with respect to any inspection of the Aircraft.

SECTION 4.02.  Event of Default.  “Event of Default” means the occurrence of any of the following events (whatever the reason for such Event of Default and whether such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administration or governmental body):

(a)                                  the failure of Borrower to pay to Security Trustee when due any payment of principal of, or interest on, any Note and such failure shall have continued unremedied for 5 Business Days, or the failure of Borrower to pay to Security Trustee or any other intended recipient when due any other amount due and payable hereunder, or under any Note or the Loan Agreement, and such failure shall have continued unremedied for 10 Business Days after written notice of such failure to Borrower; or

(b)                                 Borrower shall fail to carry and maintain on or with respect to the Aircraft (or cause to be carried and maintained) insurance required to be maintained in accordance with the provisions of Section 4.01(e) hereof; or

(c)                                  Borrower or Guarantor shall have failed to perform or observe (or caused to be performed and observed) in any material respect any other covenant or agreement to be performed or observed by it under any Operative Document, and such failure shall continue unremedied for a period of 30 days after written notice thereof by Security Trustee or any Note Holder; provided, however, that if Borrower shall have undertaken to cure any such failure relating to maintenance, service, repair, overhaul or modifications, and notwithstanding the reasonable diligence of Borrower in attempting to cure such failure, such failure is not cured within such 30 day period but is curable with future due diligence, there shall exist no Event of Default under this Section 4.02(c) so long as Borrower is proceeding with due diligence to cure such failure and shall in fact cure such failure within 150 days following such notice; or

(d)                                 any representation or warranty made by Borrower herein or in any other Operative Document or any document or certificate furnished by Borrower or Guarantor in connection herewith or therewith or pursuant hereto or thereto shall prove to have been incorrect in any material respect at the time made, and shall continue uncured (together with any adverse consequence thereof) for a period of 30 days after the receipt by Borrower of a written notice from Security Trustee or any Note Holder advising Borrower of the existence of such incorrectness;

(e)                                  Borrower shall not be a Certificated Air Carrier;

(f)                                    Guarantor shall fail to observe any covenant regarding the transfer or assignment of the Guaranty contained in Section 5(i) of the Loan Agreement and such failure shall continue uncured for a period of 15 days after written notice from Security Trustee or any Note Holder, or the Guaranty shall be repudiated by Guarantor or shall otherwise cease to be in full force and effect; or

(g)                                 the commencement of an involuntary case or other proceeding in respect of Borrower or Guarantor in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law in the United States or seeking the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Borrower or Guarantor or for all or substantially all of its property, or seeking the winding-up or liquidation of its affairs and the continuation of any such case or other proceeding undismissed or unstayed for a period of 60 consecutive days or an order for relief under Chapter 11 of the Bankruptcy Code with respect to Borrower or Guarantor as debtor or any other order, judgment or decree shall be entered in any proceeding by any court of competent jurisdiction appointing, without the consent of Borrower, a receiver, trustee or liquidator of Borrower or Guarantor, or for all or substantially all of its property, or sequestering of all or substantially all of the property of Borrower or Guarantor and any such order, judgment, decree, appointment or sequestration shall be final or shall remain in force undismissed, unstayed or unvacated for a period of 60 consecutive days after the date of entry thereof; or

(g)                                 the commencement by Borrower or Guarantor of a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar law in the United States, or the consent by Borrower or Guarantor to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Borrower or Guarantor or for all or substantially all of its property, or the making by Borrower or Guarantor of any assignment for the benefit of creditors or Borrower or Guarantor shall take any corporate action to authorize any of the foregoing; or

(h)                                 one or more final judgment(s) is/are rendered by one or more court(s) of competent jurisdiction against Borrower or Guarantor for a total of more than $20 million (of if greater 20% of Borrower’s Tangible Net Worth as of the date of Borrower’s then most recent quarterly or annual financial statements), excluding any amount insured by a solvent insurer who has admitted coverage for the underlying claim(s), and such judgment(s) is/are not stayed or discharged, or fully bonded again, within 30 days of the date of entry.

SECTION 4.03.  Remedies.  If an Event of Default shall have occurred and be continuing, Security Trustee may, consistent with applicable laws, do any of the following:

(a)                                  Security Trustee may, at the direction of a Majority in Interest of Note Holders, by notice in writing to the Borrower, declare the entire unpaid balance of the Notes to be immediately due and payable (or, if an Event of Default of the type described in Section 4.02(f) or (g) shall have occurred and be continuing, the Notes shall automatically be immediately due and payable); and thereupon all such unpaid balance, together with all accrued interest thereon and Breakage Amount, if any, together with all other amounts due hereunder and under the Notes and the Operative Documents shall be and become immediately due and payable without presentment, demand, protest or notice, all of which are hereby waived;

(b)                                 Upon the written demand of Security Trustee and at the Borrower’s expense, the Borrower shall promptly deliver possession of the Airframe or any Engine and/or the records, logs and other documents at any time maintained and retained with respect thereto as Security Trustee may so demand to Security Trustee or its order in the manner and condition required by, and otherwise in accordance with all the provisions of, this Mortgage, or Security Trustee at its option may enter upon the premises where all or any part of the Airframe or any Engine is located and take immediate possession of and remove the same by summary proceedings or otherwise (and at Security Trustee’s option, store the same at the Borrower’s premises until disposal thereof by Security Trustee), all without liability accruing to Security Trustee (other than that caused by Security Trustee’s willful misconduct or gross negligence) for or by reason of such entry or taking of possession or removing whether for the restoration of damage to property caused by such action or otherwise.  The Borrower shall, at the request of Security Trustee, promptly execute and deliver to Security Trustee such instruments or other documents as Security Trustee may deem necessary or advisable to enable Security Trustee or an agent or representative designated by Security Trustee, at such time or times and place or places as Security Trustee may specify, to obtain possession of all or any part of the Mortgage Estate the possession of which Security Trustee shall at the time be entitled to hereunder;

(c)                                  To the extent applicable, Security Trustee shall have the rights and remedies of a secured party under the Uniform Commercial Code as enacted in any jurisdiction in which any of the Mortgage Estate may be located and, in any case, Security Trustee may immediately, directly or by such agent as it may appoint, without demand of performance and (to the extent permitted by applicable laws) without notice of intention to sell or of time or place of sale or of redemption or other notice or demand whatsoever to the Borrower, all of which are hereby expressly waived and without advertisement, sell at public or private sale or otherwise realize upon the whole, or from time to time any part, of the Mortgage Estate. If notice of any sale or other disposition is required by law to be given, the Borrower hereby agrees that a notice sent at least fifteen (15) days before the time of any intended public sale, or of the time after which any private sale or other disposition of the Mortgage Estate is to be made, shall be reasonable notice of such sale or other disposition;

(d)                                 Security Trustee may, either after entry or without entry, proceed by suit or suits at law or in equity to foreclose this Mortgage and to sell at public or private sale in connection therewith all or, from time to time, any part of the Mortgage Estate;

(e)                                  Security Trustee may hold, use, operate, lease to others or keep idle the Aircraft, Airframe or any Engines as Security Trustee in its sole discretion may determine, all free and clear of any rights of the Borrower, and without any duty to account to the Borrower with respect to such action or inaction or for any proceeds with respect thereto;

(f)                                    Security Trustee may commence legal proceedings for the appointment of a receiver or receivers (to which Security Trustee shall be entitled as a matter of right) to take possession of the Mortgage Estate pending the sale thereof pursuant either to the power of sale given in this Section 4.03 or to a judgment, order or decree made in any judicial proceeding for the foreclosure or involving the enforcement of this Mortgage;

(g)                                 Security Trustee may either directly or by such agent as it may appoint or by means of a receiver appointed by a court therefor, enter upon the premises of the Borrower, and any other premises where any of the Mortgage Estate may be located, exclude the Borrower and all other Persons therefrom and take immediate possession of the Mortgage Estate, using all necessary force to do so;

(h)                                 [intentionally omitted]

(i)                                     Upon every taking of possession pursuant to this Section 4.03, Security Trustee may, from time to time, make all such expenditures for maintenance, insurance, repairs, replacements, alterations, additions and improvements to and of the Mortgage Estate as Security Trustee may deem proper.  In each such case, Security Trustee shall have the right to hold, use, operate, store, lease, control or manage the Mortgage Estate, and to exercise all rights and powers of Borrower relating to the Mortgage Estate as Security Trustee shall deem appropriate, including the right to enter into any and all such agreements with respect to the use, operation, storage, leasing, control or management of any of the Mortgage Estate.  The Borrower shall promptly, upon demand therefor, reimburse the Security Trustee for the amount of any expenditures, plus interest at the Past Due Rate, made pursuant to this Section 4.03(i);

(j)                                     Security Trustee may (A) assert all claims for damages in respect of the Aircraft or any Engine, arising as a result of any default by the Engine Manufacturer or the Manufacturer in respect of the Warranties, and (B) exercise any and all rights of Borrower to compel performance of the terms of the Engine Warranties or the Aircraft Warranties, as the case may be; or

(k)                                  Security Trustee shall have, and may exercise, in addition to the aforesaid rights and remedies, all other rights and remedies available hereunder, at law or in equity, or by statute, each of which may be exercised singly or concurrently with any one or more other rights or remedies.

SECTION 4.04.  Remedies Cumulative.  Each and every right, power and remedy given to Security Trustee specifically or otherwise in this Mortgage shall be cumulative and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by Security Trustee, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy.  No delay or omission by Security Trustee in the exercise of any right, remedy or power or in the pursuit of any remedy shall impair any such right, power or remedy or be construed to be a waiver of any default on the part of Borrower or to be an acquiescence therein.

SECTION 4.05.  Discontinuance of Proceedings.  In case Security Trustee shall have instituted any proceeding to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to Security Trustee, then and in every such case, Security Trustee and Borrower shall, subject to any determination in such proceedings, be restored to their former positions and rights hereunder with respect to the Mortgage Estate, and all rights, remedies and powers of Security Trustee shall continue as if no such proceedings had been instituted.

SECTION 4.06.  Waiver of Past Defaults.  Upon written instructions from a Majority in Interest of Note Holders, Security Trustee shall waive any past Default or Event of Default hereunder and its consequences and, upon any such waiver, such Default or Event of Default shall cease to exist and any Default or Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Mortgage, but no such waiver shall extend to any subsequent or other Default Event of Default or impair any right consequent thereon; provided, however, that in the absence of written instructions from all Note Holders, Security Trustee shall not waive any Default or Event of Default (i) in the payment of the principal of, or interest on, or other amounts due under, any Note then outstanding, or (ii) in respect of a covenant or provision hereof which, under the proviso to the first sentence of Section 8.01 or under the last sentence of Section 8.01, cannot be waived without the consent of each Note Holder.

SECTION 4.07.  Engine Warranties and Aircraft Warranties.  Effective at any time after an Event of Default has occurred, and for so long as such Event of Default is continuing and thereafter until the Engine Manufacturer or the Manufacturer, as the case may be, shall have received notice from Security Trustee that all Events of Default have been cured or waived (which Security Trustee hereby agrees promptly to give upon such cure or waiver), Borrower does hereby constitute Security Trustee, its corporate successors and permitted assigns, Borrower’s true and lawful attorney, irrevocably, with full power (in the name of Borrower or otherwise) to ask, require, demand, receive, compromise and give acquittance for any and all monies and claims for monies due and to become due under, or arising out of, the Engine Warranties in respect of any Engine or the Aircraft Warranties in respect of the Aircraft, for such period as Security Trustee may exercise rights with respect thereto under this Mortgage, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute (or, if previously commenced, assume control of) any proceedings and to obtain any recovery in connection therewith that Security Trustee may reasonably deem to be necessary or advisable with respect to such monies and claims for monies.  Security Trustee confirms expressly for the benefit of the Engine Manufacturer and the Manufacturer that, in exercising any rights in and to the Warranties as granted herein, or in making any claim with respect thereto, the applicable terms and conditions of the Warranties shall apply to, and be binding upon, Security Trustee to the same extent as Borrower.  For purposes of Section 4.03, the Engine Manufacturer shall not be deemed to have knowledge of and need not recognize the occurrence, the continuance or the discontinuance of any Event of Default, unless and until the Engine Manufacturer shall have received from Security Trustee written notice thereof addressed to the Engine Manufacturer’s Manager of Contracts, G.E. Aircraft Engines, 1000 Western Avenue, Lynn, Massachusetts, 01910; and the Manufacturer shall not be deemed to have knowledge of and need not recognize the occurrence, the continuance or the discontinuance of any Event of Default, unless and until the Manufacturer shall have received from Security Trustee written notice thereof addressed to the Manufacturer, Attention: Director, Contracts Regional Jet, Bombardier, Inc. Bombardier Regional Aircraft Division, 123 Garratt Boulevard, Downsview, Ontario, Canada M3K 1Y5.  So long as the Engine Manufacturer and the Manufacturer act in good faith in accordance with this Mortgage, the Engine Manufacturer and the Manufacturer may rely conclusively on any notice of the occurrence and continuance of an Event of Default given by Security Trustee hereunder without inquiring as to the accuracy of, or the entitlement of Security Trustee to give, such notice.

ARTICLE V

DUTIES OF SECURITY TRUSTEE

SECTION 5.01.  Notices.  (a) Notice of Event of Default.  If Security Trustee shall have knowledge of a Default or of an Event of Default arising from a failure to pay any amount of principal and interest due and owing, Security Trustee shall forthwith give telephone notice thereof to Borrower and the Note Holders (promptly confirmed by facsimile to such Persons not later than one Business Day thereafter).  Subject to Sections 4.06 and 5.03, Security Trustee shall take such action, or refrain from taking such action, with respect to any such Event of Default (including with respect to the exercise of any rights or remedies hereunder) as Security Trustee shall be instructed in writing by the Majority in Interest of Note Holders.  Subject to the provisions of Section 5.03, if Security Trustee shall not have received instructions as above provided within 20 calendar days after notice of such Event of Default to the Note Holders, Security Trustee may, subject to instructions thereafter received pursuant to the preceding provisions of this Section 5.01, take such action, or refrain from taking such action, but shall be under no duty to take or refrain from taking any action, with respect to any such Event of Default as it shall be directed by the Majority in Interest of Note Holders.  In the event Security Trustee shall at any time commence to foreclose or otherwise enforce the Lien of this Mortgage, Security Trustee shall forthwith notify the Note Holders and Borrower.  For all purposes of this Mortgage, in the absence of actual knowledge on the part of an officer in its offices, in the case of Security Trustee, Security Trustee shall not be deemed to have knowledge of any Default or any Event of Default (except, upon the failure of Borrower to make scheduled payments of principal and interest on the Payment Date, which failure shall constitute knowledge of a Default) unless notified in writing by Borrower or one or more Note Holders.  This Section 5.01, however, is subject to the condition that, if at any time after the principal of the Notes shall have become due and payable pursuant to Section 4.03 and before any judgment or decree for the payment of the money so due, or any thereof, shall be entered, all overdue payments of interest upon the Notes and all other amounts payable under the Notes (except the principal of the Notes which by such declaration shall have become payable) shall have been duly paid, and every other Default and Event of Default with respect to any covenant or provision of this Mortgage shall have been cured, then and in every such case a Majority in Interest of Note Holders may (but shall not be obligated to), by written instrument filed with Security Trustee, rescind and annul such acceleration and its consequences; but no such rescission or annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereon.

(b)                                 Other Notices.  Security Trustee will furnish to each Note Holder promptly upon receipt thereof, duplicates or copies of all reports, notices, requests, demands, certificates, financial statements and other instruments furnished to Security Trustee under any Operative Document to the extent the same shall not have been otherwise directly distributed to the Note Holders pursuant to the express provision of any other Operative Document.

SECTION 5.02.  Action Upon Instructions.  Subject to the terms of Sections 5.01 and 5.03, upon the written instructions at any time and from time to time of a Majority in Interest of Note Holders, Security Trustee shall take such of the following actions as may be specified in such instructions:  (i) exercise such election or option, or make such decision or determination, or give such notice, consent, waiver or approval or exercise such right, remedy or power or take such other action hereunder or under any other Operative Document or in respect of any part or all of the Mortgage Estate as shall be specified in such instructions; (ii) take such action with respect to, or to preserve or protect, the Mortgage Estate (including the discharge of Liens) as shall be specified in such instructions and as are consistent with this Mortgage; and (iii) take such other action in respect of the subject matter of this Mortgage pursuant to the terms hereof.  Security Trustee will execute and Borrower will file or cause to be filed such continuation statements with respect to financing statements relating to the security interest created hereunder in the Mortgage Estate as may be specified from time to time in written instructions of a Majority in Interest of Note Holders (which instructions may, by their terms, be operative only at a future date and which shall be accompanied by the execution form of such continuation statement so to be filed).

SECTION 5.03.  Indemnification.  Security Trustee shall not be required to take any action or refrain from taking any action hereunder (other than under the first sentence of Section 5.01) unless Security Trustee shall have been indemnified by the Note Holders against any liability, cost or expense (including counsel fees) which may be incurred in connection therewith.  Security Trustee shall not be under any obligation to take any action under this Mortgage and nothing in this Mortgage contained shall require Security Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.  Security Trustee shall not be required to take any action hereunder (other than under the first sentence of Section 5.01), nor shall any other provision of this Mortgage be deemed to impose a duty on Security Trustee to take any action, if Security Trustee shall have been advised by counsel that such action is contrary to the terms hereof or is otherwise contrary to law.

SECTION 5.04  No Duties Except as Specified in Mortgage or Instructions.  Security Trustee shall not have any duty or obligation to use, operate, store, lease, control, manage, sell, dispose of or otherwise deal with the Aircraft or any other part of the Mortgage Estate, or to otherwise take or refrain from taking any action under, or in connection with, this Mortgage or any part of the Mortgage Estate, except as expressly provided by the terms of this Mortgage or as expressly provided in written instructions from Note Holders as provided in this Mortgage; and no implied duties or obligations shall be read into this Mortgage against Security Trustee.  Security Trustee agrees that it will, in its individual capacity and at its own cost and expense (but without any right of indemnity in respect of any such cost or expense) promptly take such action as may be necessary to duly discharge all Liens on any part of the Mortgage Estate which result from claims against it in its individual capacity (i) resulting from any breach of any representation, warranty or covenant made by Security Trustee in its individual capacity contained in the Operative Documents or (ii) not related to the mortgaging to it of the Aircraft or the administration of the Mortgage Estate or any other transaction contemplated by or pursuant to the Loan Agreement or any document included in the Mortgage Estate.

SECTION 5.05.  No Action Except Under Operative Documents or Instructions.  Borrower and Security Trustee agree that they will not use, operate, store, lease, control, manage, sell, dispose of or otherwise deal with the Aircraft or any other part of the Mortgage Estate except (i) in accordance with the terms of the Operative Documents, or (ii) in accordance with the powers granted or reserved to, or the authority conferred upon, Borrower and Security Trustee pursuant to this Mortgage and in accordance with the express terms hereof.

SECTION 5.06.  Replacement Airframes and Replacement Engines.  At any time and from time to time, any Airframe or Engine which has been (or is to be treated as if the same had been) subject to an Event of Loss and may be replaced under Section 4.01(d)(i) or (d)(ii) hereof by a Replacement Airframe or Replacement Engine, as the case may be, shall be replaced in accordance with the provisions of this Section 5.06 and Section 4.01(d), and Borrower shall, from time to time, direct Security Trustee to execute and deliver to or as directed in writing by Borrower an appropriate instrument releasing such Airframe and/or Engine, as appropriate, from the Lien of this Mortgage and Security Trustee shall execute and deliver such instrument as aforesaid, but only upon receipt by or deposit with Security Trustee of the following:

(a)               A written request from Borrower, requesting such release and specifically describing the Airframe and/or Engine(s) so to be released.

(b)              A certificate signed by a Responsible Officer of Borrower stating the following:

(1)                                  With respect to the replacement of any Airframe:

(i)                                     a description of the Airframe subject to replacement, which shall be identified by manufacturer, model, FAA registration number and manufacturer’s serial number;

(ii)                                  a description of the Replacement Airframe (including the manufacturer, model, FAA registration number and manufacturer’s serial number) to be received as consideration for the Airframe to be released;

(iii)                               that on the date of the Mortgage Supplement relating to the Replacement Airframe Borrower will be the legal owner of such Replacement Airframe free and clear of all Liens (except the Lien of this Mortgage), and that such Replacement Airframe has been or, substantially concurrently with such replacement, is in the process of being duly registered in the name of Borrower under Chapter 441 of the Transportation Code (or under the appropriate foreign aviation authority) and that an airworthiness certificate has been duly issued under Chapter 447 of the Transportation Code (or under the appropriate foreign aviation authority) with respect to such Replacement Airframe, and that such registration and certificate is in full force and effect, and that Borrower will have the full right and authority to use such Replacement Airframe;

(iv)                              that the insurance required by Section 4.01(e) hereof is in full force and effect with respect to such Replacement Airframe and all premiums then due thereon have been paid in full;

(v)                                 that no Specified Default or Event of Default has occurred and is continuing or would result from the making and granting of the request for release and the addition of such Replacement Airframe;

(vi)                              that the release of the Airframe so to be released will not impair the security of the Mortgage or be in contravention of any of the provisions hereof; and

(vii)                           that each of the conditions specified in Section 4.01(d)(i) hereof with respect to such Replacement Airframe have been satisfied.

(2)                      With respect to the replacement of any Engine:

(i)                                     a description of the Engine subject to replacement which shall be identified by manufacturer’s name and serial number;

(ii)                                  a description of the Replacement Engine (including the manufacturer’s name and serial number) to be received as consideration for the Engine to be released;

(iii)                               that on the date of the Mortgage Supplement relating to the Replacement Engine Borrower will be the legal owner of such Replacement Engine free and clear of all Liens except the Lien of this Mortgage;

(iv)                              that no Event of Default has occurred and is continuing or would result from the making and granting of the request for release and the addition of such Replacement Engine;

(v)                                 that the release of the Engine so to be released will not impair the security of the Mortgage or be in contravention of any of the provisions hereof; and

(vi)                              that each of the conditions specified in Section 4.01(d)(ii) hereof with respect to such Replacement Engine have been satisfied.

(c)                                  The appropriate instruments (i) assigning to Security Trustee the benefit of all manufacturer’s and vendor’s warranties, if any, generally available with respect to such Replacement Airframe or Replacement Engine; and (ii) a Mortgage Supplement subjecting such Replacement Airframe or Replacement Engine to the Lien of this Mortgage.

(d)                                 With respect to (i) a Replacement Airframe, a certificate from a firm of nationally recognized independent aircraft appraisers selected by the Security Trustee and satisfactory to a Majority in Interest of Note Holders confirming the value, condition, utility, airworthiness and remaining economic useful life as required by Section 4.01(d) hereof, or (ii) a Replacement Engine, other than a General Electric Model CF34-3B1, a certificate from a firm of nationally recognized independent aircraft appraisers selected by the Security Trustee and satisfactory to a Majority in Interest of Note Holders or a qualified engineer (which engineer may be an employee of Borrower reasonably satisfactory to a Majority in Interest of Note Holders) confirming the value, condition, utility, airworthiness and remaining economic useful life as required for an Acceptable Alternate Engine.

(e)                                  The opinion of counsel to Borrower, reasonably satisfactory to Security Trustee, stating that:

(1)                                  the certificates, opinions and other instruments and/or property which have been or are therewith delivered to and deposited with Security Trustee conform to the requirements of this Mortgage and, upon the basis of such application, the property so sold or disposed of may be lawfully released from the Lien of this Mortgage and, to its knowledge, all conditions precedent herein provided for relating to such release have been complied with; and

(2)                                  the Replacement Airframe or Replacement Engine has been validly subjected to the Lien of this Mortgage, the instruments subjecting such Replacement Airframe or Replacement Engine to the Lien of this Mortgage have been duly filed for recordation pursuant to the Act, and no further action, filing or recording of any document is necessary or advisable in order to establish and perfect the title of Borrower to and the Lien of this Mortgage on such Replacement Aircraft or Replacement Engine and, as to any such Replacement Airframe and associated Replacement Engines, that Borrower and Security Trustee shall be entitled to the benefits of Section 1110 of Bankruptcy Code with respect thereto to the same extent as immediately prior to such replacement.

(f)                                    Borrower shall pay all reasonable costs associated with the matters set forth in this Section 5.06.

SECTION 5.07.  Mortgage Supplements for Replacements.  In the event of a Replacement Airframe or Replacement Engine being substituted as contemplated by Sections 4.01(d)(i) or (d)(ii) hereof, Security Trustee agrees for the benefit of the Note Holders, subject to fulfillment of the conditions precedent and compliance by Borrower with its obligations set forth in Sections 4.01(d)(i) or (d)(ii) hereof, to execute and deliver a Mortgage Supplement with respect thereto as contemplated by Section 5.06(c), and provided no Default or Event of Default shall have occurred and be continuing, to execute and deliver to Borrower an appropriate instrument releasing the Airframe or Engine being replaced from the Lien of the Mortgage.

SECTION 5.08.  Effect of Replacement.  In the event of the substitution of a Replacement Airframe or Replacement Engine as contemplated herein, all provisions of this Mortgage relating to the Airframe or Engine or Engines being replaced shall be applicable to such Replacement Airframe or Replacement Engine or Replacement Engines with the same force and effect as if such Replacement Airframe or Replacement Engine or Replacement Engines were the same airframe or engine or engines, as the case may be, as the Airframe or Engine or Engines being replaced but for the Event of Loss with respect to the Airframe or Engine or Engines being replaced.

ARTICLE VI

SECURITY TRUSTEE

SECTION 6.01.  Acceptance of Trusts and Duties.  Security Trustee accepts the duties hereby created and applicable to it and agrees to perform the same but only upon the terms of this Mortgage and agrees to receive and disburse all monies constituting part of the Mortgage Estate in accordance with the terms hereof.  Security Trustee, in its individual capacity, shall not be answerable or accountable under any circumstances, except (a) for its own willful misconduct or gross negligence, (b) as provided in Section 2.04 or the last sentence of Section 5.04, (c) negligence in the handling or distribution of funds and (d) for liabilities that may result from the inaccuracy or nonperformance of any representation or warranty or covenant of Security Trustee made in its individual capacity in the Loan Agreement or this Mortgage.

SECTION 6.02.  Absence of Duties.  Except in accordance with written instructions furnished pursuant to Section 5.01 or 5.02, and except as provided in, and without limiting the generality of, Sections 5.03 and 5.04, Security Trustee shall have no duty (i) to see to any registration of the Aircraft or any recording or filing of this Mortgage or any other document, financing statement, Tax filing or other filing, or to see to the maintenance of any such registration, recording or filing, (ii) to see to any insurance, whether or not Borrower shall be in default with respect thereto, (iii) to see to the payment or discharge of any Lien of any kind against any part of the Mortgage Estate, (iv) to confirm, verify or inquire into the failure to receive any financial statements of Borrower, (v) to inspect the Aircraft at any time or ascertain or inquire as to the performance or observance of any of Borrower’s covenants hereunder with respect to the Aircraft, or (vi) to otherwise deal with the Aircraft or the Mortgage Estate.  Except as expressly otherwise herein or in the Loan Agreement, the Note Holders shall not have any duty or responsibility hereunder, including, without limitation, any of the duties mentioned in clauses (i) through (vi) above.

SECTION 6.03.  No Representations or Warranties as to Aircraft or Documents.  SECURITY TRUSTEE (INCLUDING IN ITS INDIVIDUAL CAPACITY) DOES NOT MAKE AND SHALL NOT BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, AIRWORTHINESS, VALUE, COMPLIANCE WITH SPECIFICATIONS, CONDITION, DESIGN, QUALITY, DURABILITY, OPERATION, MERCHANTABILITY, CONSTRUCTION, PERFORMANCE OR FITNESS FOR USE OR PURPOSE OF THE AIRCRAFT OR ANY PART THEREOF, AS TO THE ABSENCE OF LATENT OR OTHER

DEFECTS, WHETHER OR NOT DISCOVERABLE, AS TO THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, AS TO THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT OR AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP OF THE AIRCRAFT OR ANY PART THEREOF OR ANY OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO THE AIRCRAFT OR ANY PART THEREOF WHATSOEVER.  Security Trustee in its individual capacity does not make and shall not be deemed to have made any representation or warranty as to the validity, legality or enforceability of this Mortgage, the Notes or any other Operative Document or as to the correctness of any statement contained in any thereof, except for the representations and warranties of Security Trustee made in its respective individual capacities under this Mortgage or in the Loan Agreement.  The Note Holders make no representation or warranty hereunder whatsoever.

SECTION 6.04.  No Segregation of Monies; No Interest.  Any monies paid to or retained by Security Trustee pursuant to any provision hereof and not then required to be distributed to any Note Holder or Borrower as provided in Article III need not be segregated in any manner except to the extent required by applicable law, and may be deposited under such general conditions as may be prescribed by applicable law, and Security Trustee shall not (except as otherwise provided in Section 3.07) be liable for any interest thereon, provided that any payments received or applied hereunder by Security Trustee shall be accounted for by the Security Trustee so that any portion thereof paid or applied pursuant hereto shall be identifiable as to the source thereof.

SECTION 6.05.  Reliance; Agents; Advice of Counsel.  Security Trustee shall not incur liability to anyone in acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper believed by it to be genuine and believed by it to be signed by the proper party or parties.  Security Trustee may accept a copy of a resolution of the Board of Directors of any party to the Loan Agreement, certified by the Secretary or an Assistant Secretary thereof as duly adopted and in full force and effect, as conclusive evidence that such resolution has been duly adopted and that the same is in full force and effect.  As to any fact or matter relating to Borrower the manner of ascertainment of which is not specifically described herein, Security Trustee may for all purposes hereof rely on a certificate, signed by a duly authorized officer of Borrower, as to such fact or matter, and such certificate shall constitute full protection to Security Trustee for any action taken or omitted to be taken by them in good faith in reliance thereon.  Security Trustee shall assume, and shall be fully protected in assuming, that Borrower is authorized to enter into this Mortgage and to take all action to be taken by it pursuant to the provisions hereof, and shall not inquire into the authorization of Borrower with respect thereto.  In the administration of the trust hereunder, Security Trustee may execute any of the trusts or powers hereof and perform its powers and duties hereunder directly or through agents or attorneys and may, at the expense of the Mortgage Estate, consult with counsel, accountants and other skilled persons to be selected and retained by it, and Security Trustee shall not be liable for anything done, suffered or omitted in good faith by them in accordance with the written advice or written opinion of any such counsel, accountants or other skilled persons.

SECTION 6.06.  Capacity in Which Acting.  Security Trustee acts hereunder solely as trustee herein and not in its individual capacity, except as otherwise expressly provided in the Operative Documents.

SECTION 6.07.  Compensation.  Security Trustee shall be entitled to compensation, if any, as set forth in a separate fee agreement with Lender, including expenses and disbursements (including the reasonable compensation and the expenses and disbursements of its agents and counsel), for all services rendered hereunder.

SECTION 6.08.  May Become Note Holder.  The institution acting as Security Trustee hereunder may become a Note Holder and have all rights and benefits of a Note Holder to the same extent as if it were not the institution acting as Security Trustee.

SECTION 6.09.  Further Assurances; Financing Statements.  At any time and from time to time, upon the request of Security Trustee (acting upon request of the Note Holders), Borrower shall promptly and duly execute and deliver any and all such further instruments and documents as may be specified in such request and as are necessary or desirable to perfect, preserve or protect the mortgage, security interests and assignments created or intended to be created hereby, or to obtain for Security Trustee the full benefit of the specific rights and powers herein granted, including, without limitation, the execution and delivery of Uniform Commercial Code financing statements and continuation statements with respect thereto, or similar instruments relating to the perfection of the mortgage, security interests or assignments created or intended to be created hereby.

ARTICLE VII

SUCCESSOR TRUSTEES; SEPARATE TRUSTEES

SECTION 7.01.  Resignation of Security Trustee; Appointment of Successor.  (a) Security Trustee or any successor thereto may resign at any time without cause by giving at least 30 calendar days’ prior written notice to Borrower and each Note Holder, such resignation to be effective upon the acceptance of the trusteeship by a successor Security Trustee.  In addition, (A) a Majority in Interest of Note Holders may at any time remove Security Trustee without cause by an instrument in writing delivered to Borrower and Security Trustee and (B) Borrower may, so long as no Specified Default or Event of Default shall be continuing, remove Security Trustee at any time to avoid or mitigate an indemnity obligation of Borrower owed to Security Trustee by an instrument in writing delivered to Security Trustee.  Borrower, in the case of either (A) or (B) of the immediately preceding sentence, shall promptly notify each Note Holder thereof in writing, such removal to be effective upon the acceptance of the trusteeship by a successor Security Trustee.  In the case of the resignation or removal of Security Trustee, a Majority in Interest of Note Holders may appoint a successor Security Trustee by an instrument signed by such Note Holders.  If a successor Security Trustee shall not have been appointed within 30 calendar days after such notice of resignation or removal, Security Trustee, Borrower or any Note Holder may apply to any court of competent jurisdiction to appoint a successor Security Trustee to act until such time, if any, as a successor shall have been appointed as above provided.  The successor Security Trustee so appointed by such court shall immediately and without further act be superseded by any successor Security Trustee appointed as above provided within one year from the date of the appointment by such court.

(b)                                 Any successor Security Trustee, however appointed, shall execute and deliver to Borrower and to the predecessor Security Trustee an instrument accepting such appointment, and thereupon such successor Security Trustee, without further act, shall become vested with all the estates, properties, rights, powers and duties of the predecessor Security Trustee hereunder in the trusts hereunder applicable to it with like effect as if originally named Security Trustee herein; but nevertheless upon the written request of such successor Security Trustee, such predecessor Security Trustee shall execute and deliver an instrument transferring to such successor Security Trustee, upon the trusts herein expressed applicable to it, all the estates, properties, rights and powers of such predecessor Security Trustee, and such predecessor Security Trustee shall duly assign, transfer, deliver and pay over to such successor Security Trustee all monies or other property then held by such predecessor Security Trustee hereunder.

(c)                                  Any successor Security Trustee, however appointed, shall be a United States Person and shall also be a bank or trust company having a combined capital and surplus of at least

$100,000,000, if there be such an institution willing, able and legally qualified to perform the duties of Security Trustee hereunder upon reasonable or customary terms.

(d)                                 Any corporation into which Security Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which Security Trustee shall be a party, or any corporation to which substantially all the corporate trust business of Security Trustee may be transferred, shall, subject to the terms of paragraph (c) of this Section, be Security Trustee under this Mortgage without further act.

SECTION 7.02.  Appointment of Separate Trustees.  (a) At any time or times, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Mortgage Estate may at the time be located or in which any action of Security Trustee may be required to be performed or taken or if Security Trustee shall be advised by counsel satisfactory to it that it is so necessary or prudent in the interests of the Note Holders, or in the event Security Trustee shall have been requested to do so by a Majority in Interest of Note Holders, Security Trustee, by an instrument in writing signed by it, and without the concurrence of Borrower, may appoint one or more individuals or corporations to act as separate trustee or separate trustees or co-trustee, acting jointly with Security Trustee, or to act as separate trustee or trustees of all or any part of the Mortgage Estate with such powers as may be provided in an agreement supplemental hereto.

(b)                                 Security Trustee and, at the request of Security Trustee, Borrower, shall execute, acknowledge and deliver all such instruments as may be required by the legal requirements of any jurisdiction or by any such separate trustee or separate trustees or co-trustee for the purpose of more fully confirming such title, rights or duties to such separate trustee or separate trustees or co-trustee and Borrower hereby makes, constitutes and appoints Security Trustee its agent and attorney-in-fact for it and in its name, place and stead to execute, acknowledge and deliver the same in the event that Borrower shall not itself execute and deliver the same within 20 days after receipt by it of such request so to do.  Upon the acceptance in writing of such appointment by any such separate trustee or separate trustees or co-trustee, it, he or they shall be vested with such title to the Mortgage Estate or any part thereof, and with such rights and duties, as shall be specified in the instrument of appointment, jointly with Security Trustee (except insofar as local law makes it necessary for any such separate trustee or separate trustees or co-trustee to act alone) subject to all the terms of this Mortgage.  Any separate trustee or separate trustees or co-trustee may, at any time by an instrument in writing, constitute Security Trustee its or his attorney-in-fact and agent with full power and authority to do all acts and things and to exercise all discretion on its or his behalf and in its or his name.  In case any such separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, the title to the Mortgage Estate and all assets, property, rights, powers, trusts, obligations and duties of such separate trustee or co-trustee shall, so far as permitted by law, vest in and be exercised by Security Trustee, without the appointment of a successor to such separate trustee or co-trustee unless and until a successor is appointed.

(c)                                  All provisions of this Mortgage which are for the benefit of Security Trustee shall extend to and apply to each separate trustee or co-trustee appointed pursuant to the foregoing provisions of this Section 7.02.

(d)                                 Every separate trustee and co-trustee hereunder shall, to the extent permitted by law, be appointed and act and Security Trustee shall act, subject to the following provisions and conditions:

(i)                                     all powers, duties, obligations and rights conferred upon Security Trustee in respect of the receipt, custody, investment and payment of monies shall be exercised solely by Security Trustee;

(ii)                                  all other rights, powers, duties and obligations conferred or imposed upon Security Trustee shall be conferred or imposed upon and exercised or performed by Security Trustee and such separate trustee or separate trustees or co-trustee jointly except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed, Security Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Mortgage Estate in any such jurisdiction) shall be exercised and performed by such separate trustee or separate trustees or co-trustee;

(iii)                               no power hereby given to, or with respect to which it is hereby provided may be exercised by, any such separate trustee or separate trustees or co-trustee shall be exercised hereunder by such Person except jointly with, or with the consent of, Security Trustee; and

(iv)                              no trustee hereunder shall be personally liable by reason of any act or omission of any other trustee hereunder.

If at any time Security Trustee shall deem it no longer necessary or prudent in order to conform to any such law, or take any such action or shall be advised by such counsel that it is no longer legally required or necessary or prudent in the interest of the Note Holders or in the event Security Trustee shall have been requested to do so by a Majority in Interest of Note Holders, Security Trustee shall execute and deliver a mortgage supplemental hereto and all other instruments and agreements necessary or proper to remove any separate trustee or separate trustees or co-trustee.

(e)                                  Any request, approval or consent in writing by Security Trustee to any separate trustee or separate trustees or co-trustee shall be sufficient warrant to such separate trustee or separate trustees or co-trustee, as the case may be, to take such action as may be so requested, approved or consented to.

(f)                                    Notwithstanding any other provision of this Section 7.02, the powers of any separate trustee or separate trustees or co-trustee appointed pursuant to this Section 7.02 shall not in any case exceed those of Security Trustee hereunder.

ARTICLE VIII

SUPPLEMENTS AND AMENDMENTS TO THIS

MORTGAGE AND OTHER DOCUMENTS

SECTION 8.01.  Instructions of Majority; Limitations.  At any time and from time to time,  Borrower and Security Trustee (but only on the written request of a Majority in Interest of Note Holders) shall execute a supplement hereto for the purpose of adding provisions to, or changing or eliminating provisions of, this Mortgage to the other Operative Documents as specified in such request; provided, however, that, without the consent of each Note Holder, no such amendment of or supplement to any such document, or waiver or modification of the terms of any thereof, shall (i) modify any of the provisions of this Section 8.01 or the definitions of the terms “Breakage Amount,” “LIBOR Break Amount,” “Default,” “Event of Default,” “Borrower’s Cost,” “Majority in Interest of Note Holders” or “Operative Documents,” contained herein or in any other Operative Document (except to change default definitions by providing for additional events of default), (ii) increase the principal amount of any Note or reduce the amount or extend the time of payment of any amount owing or payable under any Note or (except as provided in this Mortgage) increase or reduce the Breakage Amount or interest payable on any Note (except that only the consent of the affected Note Holder shall be required for any decrease in any amounts of or the rate of Breakage Amount or interest payable on such Note or any extension for the time of payment of any amount payable under such Note), or alter or modify the provisions of Article III with respect to the order of priorities in which distributions thereunder shall be made or with respect to the amount or time of payment of any such distribution, (iii) reduce, modify or amend any indemnities in favor of any Note Holder or alter the definition of “Indemnitee” to exclude any Note Holder (except as consented to by each Person adversely affected thereby), or (iv) modify, amend or supplement the Mortgage or consent to any assignment of the Mortgage, in either case in such a way as to release Borrower from its obligations in respect of the payments of principal and interest and other amounts due and owing hereunder.  This Section 8.01 shall not apply to any mortgage or mortgages supplemental hereto permitted by, and complying with the terms of, Section 5.07, Section 7.02 or Section 8.04.  Notwithstanding the foregoing, without the consent of each Note Holder, no such supplement to this Mortgage, or waiver or modification of the terms hereof or of any other agreement or document shall expressly permit the creation of any Lien on the Mortgage Estate or any part thereof, except as herein expressly permitted, or deprive any Note Holder of the benefit of the Lien of this Mortgage on the Mortgage Estate, except as provided in Sections 5.01 and 5.02 or in connection with the exercise of remedies under Article IV.

SECTION 8.02.  Trustees Protected.  If, in the opinion of the institution acting as Security Trustee hereunder, any document required to be executed pursuant to the terms of Section 8.01 affects any right, duty, immunity or indemnity with respect to it under this Mortgage, Security Trustee may in their discretion decline to execute such document.

SECTION 8.03.  Documents Mailed to Note Holders.  Promptly after the execution of any document entered into pursuant to Section 8.01, Borrower shall mail, postage prepaid, a conformed copy thereof to Security Trustee and Security Trustee shall mail, by certified mail, postage prepaid, a conformed copy thereof to each Note Holder at its address shown on the Note Register, but the failure of Borrower or Security Trustee, as the case may be, to mail such conformed copies shall not impair or affect the validity of such document.

SECTION 8.04.  No Request Necessary for Mortgage Supplement.  Notwithstanding anything contained in Section 8.01, no written request or consent of Security Trustee or any Note Holder pursuant to Section 8.01 shall be required to execute and deliver a Mortgage Supplement to subject the Aircraft or other property hereto pursuant to the terms hereof.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.  Termination of Mortgage.  Upon (or at any time after) payment in full of the principal of and interest on and Breakage Amount, if any, and all other amounts due under, or otherwise due to the Note Holders holding all Notes and, provided that there shall then be no other amounts due to the Note Holders and Security Trustee hereunder or under the Operative Documents and provided no Event of Default shall have occurred and be continuing, Borrower shall direct Security Trustee to execute and deliver to or as directed in writing by Borrower an appropriate instrument releasing the Aircraft from the Lien of this Mortgage and releasing the Borrower Documents from the assignment and pledge thereof hereunder, and Security Trustee shall execute and deliver such instrument as aforesaid and, at Borrower’s expense, will execute and deliver such other instruments or documents as may be furnished to it and reasonably requested by Borrower to give effect to such release; provided, however, that this Mortgage and the trusts created hereby shall earlier terminate and this Mortgage shall be of no further force or effect upon any sale or other final disposition by Security Trustee of all property part of the Mortgage Estate and the final distribution by Security Trustee of all monies or other property or proceeds constituting part of the Mortgage Estate in accordance with the terms hereof.  Except as aforesaid otherwise provided, this Mortgage and the trusts created hereby shall continue in full force and effect in accordance with the terms hereof.

SECTION 9.02.  No Legal Title to Mortgage Estate in Note Holders.  No Note Holder shall have legal title to any part of the Mortgage Estate.  No transfer, by operation of law or otherwise, of any Note or other right, title and interest of any Note Holder in and to the Mortgage Estate or hereunder shall operate to terminate this Mortgage or entitle such Note Holder or any successor or transferee of such Note Holder to an accounting or to the transfer to it of legal title to any part of the Mortgage Estate.

SECTION 9.03.  Sale of Aircraft by Security Trustee is Binding.  Any sale or other conveyance of any Aircraft by Security Trustee made pursuant to the terms of this Mortgage shall bind the Note Holders and shall be effective to transfer or convey all right, title and interest of Security Trustee, Borrower and the Note Holders in and to such Aircraft.  No purchaser or other grantee shall be required to inquire as to the authorization, necessity, expediency or regularity of such sale or conveyance or as to the application of any sale or other proceeds with respect thereto by Security Trustee.

SECTION 9.04.  Mortgage for Benefit of Security Trustee, Borrower and Note Holders.  Nothing in this Mortgage, whether express or implied, shall be construed to give to any Person other than Borrower, Security Trustee, Guarantor and the Note Holders any legal or equitable right, remedy or claim under or in respect of this Mortgage.

SECTION 9.05.  Quiet Enjoyment.  Notwithstanding any of the provisions of this Mortgage, so long as no Event of Default shall have occurred and be continuing, neither Security Trustee nor any Person claiming by, through or under Security Trustee will interfere with Borrower’s quiet enjoyment and right to possession, use and operation of the Aircraft.

SECTION 9.06.  Notices.  Unless otherwise expressly specified or permitted by the terms hereof, all notices, requests, demands, authorizations, directions, consents, waivers or documents provided or permitted by this Mortgage to be made, given, furnished or filed shall be in writing and delivered in the manner and at the address provided in Section 9 of the Loan Agreement.

SECTION 9.07.  Severability.  Any provision of this Mortgage which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 9.08.  No Oral Modifications or Continuing Waivers.  No terms or provisions of this Mortgage or the Notes may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party or other Person against whom enforcement of the change, waiver, discharge or termination is sought and any other party or other Person whose consent is required pursuant to this Mortgage; and any waiver of the terms hereof or of any Note shall be effective only in the specific instance and for the specific purpose given.

SECTION 9.09.  Successors and Assigns.  All covenants and agreements contained herein shall be binding upon, and inure to the benefit of, each of the parties hereto and the successors and assigns of each, all as herein provided.  Any request, notice, direction, consent, waiver or other instrument or action by any Note Holder shall bind the successors and assigns of such Note Holder.

SECTION 9.10.  Headings.  The headings of the various Articles and Sections herein and in the table of contents hereto are for the convenience of reference only and shall not define or limit any of the terms or provisions hereof.

SECTION 9.11.  Governing Law.  THIS MORTGAGE SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

SECTION 9.12.  Counterpart Form.  This Mortgage may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 9.13.  Entire Agreement.  This Agreement, together with all documents referred to herein, constitutes the entire agreement among the parties hereto and supersedes all prior agreements and understandings of the parties with respect to the subject matter hereof and thereof.

SECTION 9.14.  Waiver Of Jury Trial.  EACH OF BORROWER AND SECURITY TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS MORTGAGE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 9.15.  Submission to Jurisdiction.  Each of Borrower and Security Trustee agrees that any legal action or proceeding with respect to this Mortgage or any of the transactions contemplated hereby, or to enforce any judgment obtained against it in respect of any of the foregoing (a certified or exemplified copy of which judgment shall be conclusive evidence of the fact and of the amount of any indebtedness therein described), may be brought in the Supreme Court of the State of New York or the United States District Court for the Southern District of New York and by the execution and delivery of this Mortgage, each such Person irrevocably consents and submits to the nonexclusive jurisdiction of each such court, acknowledges its competence and irrevocably agrees to be bound by a final judgment of such court.  Each such Person irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  Each of Borrower and Security Trustee hereby generally consents to service of process to the respective addresses set forth in Section 9 of the Loan Agreement in the manner specified in such Section 9 of the Loan Agreement.  Nothing in this paragraph shall affect the right of any party hereto or their successors or assigns to bring any action or proceeding against any other party hereto or their property in the courts of other jurisdictions.

SECTION 9.16.  Payment in Dollars.

(a)                                  If, for the purposes of obtaining judgment in, or enforcing the judgment of, any court, it is necessary for any Person to convert a sum due hereunder in Dollars into another currency (the “Judgment Currency”), the rate of exchange used shall be that at which in accordance with normal banking procedures such Person could purchase Dollars with the Judgment Currency on the Business Day preceding that on which final judgment is given or the order of enforcement made.

(b)                                 The obligation of Borrower in respect of any sum due from it to any Person hereunder shall, notwithstanding any judgment or order of enforcement in such Judgment Currency, be discharged only to the extent that on the Business Day following that on which final judgment is given or the order of enforcement made, such Person may in accordance with normal banking procedures purchase Dollars with the Judgment Currency; if the Dollars so purchased are less than the sum originally due to such Persons in Dollars, Borrower agrees, as a separate obligation and notwithstanding any such judgment or order of enforcement, to indemnify any Person against such loss attributable to any of its obligations hereunder, and if the Dollars so purchased exceed the sum originally due from Borrower, in Dollars, such Person shall remit to Borrower such excess.  Any additional amount due from Borrower under this Section 9.16 will be due as a separate debt and shall not be affected by judgment or order of enforcement being obtained for any other sums due under or in respect of this Mortgage or any other Operative Document.

[Remainder of Page Intentionally Blank — Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Mortgage to be duly executed by their respective officers hereunto duly authorized, as of the day and year first above written.

SKYWEST AIRLINES, INC.,
Borrower

By:	/s/ Michael J. Kraupp
Name:	Michael J. Kraupp
Title:	Vice President Finance and Assistant Treasurer

C.I.T. Leasing Corporation
not in its individual capacity, except as expressly provided herein, but solely as Security Trustee

By:	/s/ Glen T. Dimpfel
Name: Glen T. Dimpfel
Title: Vice President

APPENDIX A (CIT Loan)

(Attached to and forming a part of

Aircraft Mortgage and Security Agreement

Between SkyWest Airlines, Inc.,

as Borrower, debtor, and C.I.T. Leasing Corporation, as Security Trustee, secured party)

DEFINITIONS

Except as otherwise expressly indicated, all references in this Appendix A, the Aircraft Mortgage and Security Agreement referred to above (the “Mortgage”), and the other Operative Documents to agreements or instruments shall mean such agreements or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms of the Operative Documents and such agreements or instruments.  Except as otherwise expressly indicated, all references in this Appendix A, the Mortgage and the other Operative Documents to Persons shall mean such Persons and their successors and permitted assigns.  Except as otherwise expressly indicated, all references to treaties, statutes, regulations, codes and other laws or sections or provisions thereof shall mean such treaties, statutes, regulations, codes or other laws, or such sections or provisions thereof as amended from time to time or any similar legislation of the relevant jurisdiction enacted to supersede any such items.  “Including” means “including but not limited to.”  “Or” means one or more, or all, of the alternatives listed or described.  “Herein,” “hereof,” “hereunder,” etc. mean in, of, under, etc. the Operative Document in which such reference appears and not merely in, of, under, etc. the section or provision of such Operative Document where the reference appears.

Each exhibit, annex and schedule to each Operative Document is incorporated in, and is made a part of, such Operative Document.

As used in the Mortgage and in the other Operative Documents to the extent such other Operative Documents refer to this Appendix A or the Mortgage for their respective defined terms, the following words and terms shall have the respective meanings set forth below, unless the context hereof otherwise clearly requires, and definitions set forth herein shall be equally applicable both to the singular and plural forms of such defined terms.

“Acceptable Alternate Engine” means a General Electric Company Model CF34-3B1 engine or an engine of the same manufacturer and same model of equivalent or greater value, utility and remaining useful life (without regard to hours and cycles remaining to the next scheduled overhaul) as the Engine being substituted or replaced therefor and suitable for installation and use on the Airframe and compatible with the other Engine; provided that such engine shall be of the same make, model and manufacturer as the other engine installed on the Airframe, and shall have been maintained, serviced, repaired and overhauled in substantially the same manner as Borrower maintains, services, repairs and overhauls similar engines utilized by Borrower without in any way discriminating against such engine.

“Acquisition Date” has the meaning set forth in Schedule II of the Loan Agreement.

“Additional Insured” means Lender, the Security Trustee and their respective officers, directors, employees, servants, agents, successors and assigns.

“Affiliate” means a Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under a common control with, another Person.

“After-Tax Basis” means, with respect to any payment to be received or accrued by any Person, the amount of such payment supplemented by a further payment or payments (which shall be payable either simultaneously or, in the event that Taxes resulting from the receipt or accrual of such payment are not actually payable in the year of receipt or accrual, at the time or times such Taxes are actually payable) so that the sum of all such payments, after deduction of all Taxes actually payable to any Taxing authority as a result of the receipt or accrual of such payments (which, in the case of Lender, shall be computed using the highest marginal federal income tax rate generally applicable to corporations and Lender’s actual composite state and local income tax rate), and after taking into account all current Tax Savings actually realized by such Person as a result of the event giving rise to such payment, shall be equal to the payment to be received or accrued by such Person; provided, however, the loss, deferral or recapture of any Tax Savings taken into consideration in making any payment on an After-Tax Basis shall be treated as an indemnifiable Tax under Section 6(b) of the Loan Agreement (determined without regard to Section 6(b)(ii) of the Loan Agreement (other than subparagraphs (4), (11) and (12) thereof)).

“Aircraft” means each, and all, of the Airframe together with the two Engines per Airframe whether or not such Engines are installed on each of the Airframe or any other airframe.

“Aircraft Registration Application” means an aircraft registration application for each of the Aircraft on AC Form 8050-1, dated the Closing Date, executed by Borrower.

“Aircraft Warranties” means all warranties or assurances of any kind whatsoever relating to the Aircraft and related equipment manufactured by the Manufacturer.

“Airframe” means:  (i) each, and all, of the Bombardier Regional Jet aircraft Model CL-600-2B19 (excluding the Engines or engines from time to time installed thereon) specified by United States Registration Numbers and Manufacturer’s serial numbers in the Mortgage Supplement; (ii) any Replacement Airframe which may from time to time be substituted pursuant to Sections 4.01(d)(i)(II) and 5.06 of the Mortgage; and (iii) in any case, any and all related Parts.

“Airworthiness Requirements” has the meaning set forth in Section 4.01(c)(iii) of the Mortgage.

“Applicable Margin” has the meaning set forth in Schedule II of the Loan Agreement.

“Applicable Rate” means the Floating Rate.

“Assumed Debt Rate” has the meaning set forth in Schedule II to the Loan Agreement.

“Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended.

“Borrower” means SkyWest Airlines, Inc., and its permitted successors and assigns.

“Borrower-Controlled Contest” means a contest involving only Taxes with respect to which (i) participation by neither the Indemnitee nor any Affiliate of the Indemnitee is required (it being understood that any contest involving Taxes in the nature of income Taxes (other than income Taxes imposed by any State or local tax authority in the United States) or any contest conducted in the name of such Indemnitee is a contest requiring the participation of such Indemnitee) and (ii) no tax return of the Indemnitee or any of its Affiliates is held open with respect to which any Indemnitee may reasonably be viewed as having an actual or potential liability for Taxes not indemnified against by Borrower.

“Borrower Documents” means the Operative Documents to which Borrower is a party.

“Breakage Amount” means the LIBOR Break Amount.  If Breakage Amount is owed pursuant to the terms of the Operative Documents, each Note Holder will furnish to Borrower and Security Trustee a certificate setting forth the calculation and amount of the Breakage Amount with respect to its Note, which amount shall be conclusive absent manifest error.

“Business Day” means any day other than a Saturday or Sunday or a day on which commercial banks are required or authorized to close in New York, New York and, if such day relates to the borrowing or making of payment of principal of or interest on the Notes, or any notice in respect of any such borrowing or payment, a day on which Dollar transactions are effected in London, England.

“Certificated Air Carrier” means a solvent United States “air carrier” within the meaning of the Transportation Code holding a certificate issued under Chapter 447 of the Transportation Code for aircraft capable of carrying ten or more individuals or 6,000 pounds or more of cargo, and as to whom there is in force an air carrier operating certificate issued pursuant to FAR Part 121, or if such certification shall cease to be available, an air carrier eligible for certification as to the matters contemplated by such certification under any successor or substitute provisions thereof.

“Change in Tax Law” means a change in the Code (including for this purpose, any non-Code provisions of legislation affecting the Code, such as transitional or effective date provisions), final or temporary Treasury Regulations, any Revenue Ruling or Revenue Procedure or other administrative interpretations, statements or declarations, applicable judicial precedents or Executive Orders of the President of the United States, or income Tax treaties between the United States and any other foreign taxing jurisdiction, or interpretation of any thereof.

“Closing” has the meaning set forth in Section 2(d) of the Loan Agreement.

“Closing Date” means the date of Mortgage Supplement No. 1, which date shall be the date the Loan is made by the Lender to Borrower as contemplated by the Operative Documents.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any similar legislation of the United States enacted to supersede, amend or supplement such Code and any reference to a provision or provisions of the Code shall also mean and refer to any successor provisions, however designated.

“Default” means an Event of Default or any event that with the giving of notice or the lapse of time or both is reasonably likely to become an Event of Default.

“Dollars” and “$” mean the lawful currency of the United States of America.

“Engine” means:  (i) each of the two General Electric Company Model CF34-3B1 engines per Airframe listed by Engine Manufacturer’s serial numbers in Mortgage Supplement No. 1 and installed on the Airframe at the time of the delivery to Borrower of such Airframe, whether or not from time to time thereafter installed on such Airframe or any other airframe; (ii) any Acceptable Alternate Engine which may from time to time be substituted for any of such two engines pursuant to the terms of the Mortgage; and (iii) in any case, any and all related Parts.  The term “Engines” means, as of any date of determination, all Engines then subject to the Lien of the Mortgage.

“Engine Manufacturer” means General Electric Company and its successors and assigns.

“Engine Warranties” means all warranties or assurances of any kind whatsoever relating to the Engines and related equipment manufactured by the Engine Manufacturer.

“ERISA” means the federal Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” has the meaning set forth in Section 4.02 of the Mortgage.

“Event of Loss” has the meaning set forth in Exhibit F to the Mortgage.

“Expenses” means any and all liabilities, obligations, losses, damages, fines, proceedings, judgments, penalties, claims (including, but not limited to, negligence, strict or absolute liability, liability in tort and liabilities arising out of violation of laws or regulatory requirements of any kind), actions, suits, out-of-pocket costs, expenses and disbursements (including reasonable legal fees, costs of investigation of whatsoever kind and nature and expenses, Transaction Costs, and all costs and expenses relating to amendments, supplements, waivers and consents to and under the Operative Documents, but excluding, in all cases (A) internal costs and expenses, such as salaries and overhead of whatsoever kind and nature, (B) any losses, damages or claims in respect of future profits, and (C) other than Breakage Amount, any costs and expenses associated with obtaining and maintaining the Loan.

“FAA” means the Federal Aviation Administration.

“Federal Aviation Administration” means the United States Federal Aviation Administration and any successor agency or agencies thereto.

“Final Maturity Date” has the meaning set forth in Schedule II to the Loan Agreement.

“Floating Rate” with respect to each Interest Period, means LIBOR for such Interest Period plus the Applicable Margin; provided that the Floating Rate for the first Interest Period is the Assumed Debt Rate.

“Floating Rate Loan” means a Note bearing interest at a Floating Rate in accordance with Section 2.02(c) of the Mortgage.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantor” means SkyWest, Inc., a Utah corporation.

“Guaranty” means the Guaranty (CIT Loan) dated as of the Closing Date among Guarantor and Lender, as the same may be amended, modified or supplemented from time to time.

“Increased Costs” has the meaning set forth in Section 2.13 of the Mortgage.

“Indemnitee” means Lender, Security Trustee and their respective Affiliates, corporate successors, permitted assigns, directors, officers, employees, servants and agents.  For purposes of Section 6(b) of the Loan Agreement, “Indemnitee” shall also include the parties indicated in Section 6(b)(vii) of the Loan Agreement.

“Indemnitee-Controlled Contest” means any contest other than a Borrower-Controlled Contest.

“Insurance Broker” has the meaning set forth in Section 4.01(e)(v) of the Mortgage.

“Insured Amount” has the meaning set forth in Section 4.01(e)(ii) of the Mortgage.

“Interest Determination Date” means (x) in respect of the interest rate for the initial Interest Period, the date which is two London Business Days prior to the Closing Date and (y) in respect of each subsequent Interest Period, the date which is two London Business Days prior to the commencement of such Interest Period.

“Interest Period” means, initially, the period commencing on and including the Closing Date and ending on but excluding the first Payment Date and each succeeding period thereafter commencing on and including the preceding Payment Date and ending on but excluding the next Payment Date, provided that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day is the next calendar month, in which case such payment shall be made on the preceding Business Day.

“Lender” means the Lender as defined in the initial paragraph of the Loan Agreement, and its successors and assigns, and any Note Holder from time to time.

“Lending Office” means for any Lender, the office from which such Lender is booking a Note held by it as an asset for accounting purposes.

“LIBOR” means, with respect to any Interest Period for which the same is to be calculated, the interest rate per annum (calculated on the basis of a 360-day year and the actual number of days elapsed) at which Dollar deposits are offered in the London interbank market for a period equal to such period as such rate is displayed on Bloomberg BBAM page at approximately 11:00 a.m., London time (or as soon thereafter as practicable), or if such service does not display any such quote, the arithmetic mean (rounded upwards, if necessary, to the nearest 1/16th of 1%) of such rates as displayed on Reuters Page LIBO at approximately 11:00 a.m., London time (or as soon thereafter as practicable), or if such service does not display any such quote, the arithmetic mean (rounded upwards, if necessary, to the nearest 1/16th of 1%) of such rates, as quoted by London Reference Banks, in any case on the Interest Determination Date.

“LIBOR Break Amount” means an amount equal to the net loss or additional expense which a Lender sustains or incurs as a direct result of the payment or prepayment (whether by mandatory or voluntary prepayment, purchase, acceleration or any other form of payment or prepayment) of all or any portion of such Lender’s Note on a date other than the last day of an Interest Period, as reasonably determined by such Lender by reference to the LIBOR applicable in respect of such Interest Period and set forth in a statement provided by such Lender which includes in reasonable detail the basis for the calculations of the amount being claimed which statement shall be conclusive and binding for all purposes, except in the case of manifest error; provided, that in no event shall any portion of the LIBOR Break Amount, if any, be attributable to loss of future margin or profit.

“Lien” means any mortgage, pledge, lien, claim, encumbrance, lease, security interest or any other charge of any kind on property.

“Loan” has the meaning set forth in Schedule II of the Loan Agreement.

“Loan Agreement” means that certain Loan Agreement (CIT Loan) dated as of the Closing Date among Borrower, Guarantor, Security Trustee and Lender, as such Loan Agreement may be amended or supplemented from to time pursuant to the applicable provisions thereof.

“London Business Day” means a day other than a Saturday or Sunday on which business is carried out on the London interbank market.

“London Reference Banks” means Barclays Bank plc, HSH Nordbank AG and ABN AMRO Bank N.V.

“Loss Payee” means Security Trustee.

“Majority in Interest of Note Holders” means, as of any date of the determination thereof, Note Holders holding Notes evidencing not less than 66-2/3% of the aggregate outstanding principal amount of all Notes.  For all purposes of the foregoing definition, in determining as of any date the then aggregate outstanding principal amount of Notes, there shall be excluded any Notes, if any, held by Borrower or any Affiliate thereof.

“Manufacturer” means Bombardier Inc., a Canadian corporation, represented by its Bombardier Regional Aircraft Division, and its successors and assigns.

“Mortgage” means the Aircraft Mortgage and Security Agreement dated as of the Closing Date between Borrower and Security Trustee, as originally executed or as modified, amended or supplemented in accordance with the provisions thereof, including, without limitation, any Mortgage Supplement entered into pursuant to the applicable provisions thereof.

“Mortgage Estate” has the meaning set forth in the Granting Clause of the Mortgage.

“Mortgage Supplement” means a supplement to the Mortgage, substantially in the form of Exhibit A to the Mortgage.

“Non-U.S. Person” means any Person who is not a United States Person.

“Nonproprietary Parts” means all readily severable appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature which (i) are not necessary or required to satisfy Airworthiness Requirements or any other requirement specified in the Mortgage, (ii) are attached to the Aircraft after the Acquisition Date, (iii) can be removed with minimal cost and without material damage to the Aircraft, and (iv) are in addition to and not in replacement of Parts installed on or attached to the Aircraft on the Acquisition Date.

“Note Holder” means, at any time, each registered holder of one or more Notes.

“Note Register” has the meaning specified in Section 2.07 of the Mortgage.

“Notes” means the Notes issued pursuant to Section 2.01 of the Mortgage and any such certificates issued in exchange or replacement therefor pursuant to Section 2.07 or 2.08 of the Mortgage.

“Obsolete Parts” has the meaning set forth in Section 4.01(c)(iii) of the Mortgage.

“Operative Documents” means the Guaranty, the Mortgage, the Notes, the Loan Agreement, and any Mortgage Supplement.

“Parts” means all appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than complete Engines or engines), which are from time to time incorporated or installed in or attached to the Airframe or any Engine and all such items which are subsequently removed therefrom and not replaced in accordance with the Mortgage; provided that Parts shall not include Nonproprietary Parts except as otherwise provided by Section 4.01(c)(iii) of the Mortgage.

“Past Due Rate” means a rate per annum equal to 1% plus the Applicable Rate, but in no event greater than that allowed by applicable law.

“Payment Date” means each date during the Term specified as a “Payment Date” in Annex A to the Note.

“Permitted Investments” means (a) investments in direct obligations of the government of the United States or any instrumentality thereof the obligations of which are guaranteed by such government maturing within 90 days of the date of acquisition thereof, (b) investments in obligations fully guaranteed by the government of the United States or any instrumentality thereof the obligations of which are guaranteed by such government maturing within 90 days of the date of acquisition thereof, (c) investments in a money market fund registered under the Investment Company Act of 1940 (15 U.S.C. § 809-1, et seq.), as from time to time amended, (d) investments in open market commercial paper issued by any corporation rated at least P-1 by Moody’s Investors Service, Inc. or A-1 by Standard & Poor’s Ratings Group (or any equivalent rating thereto) maturing within 90 days from the date of acquisition thereof, and (e) investments in certificates of deposit issued by, or bankers’ acceptances of, or time deposits or a deposit account issued by, any bank, trust company or national banking association incorporated or doing business under the laws of the United States of America or any State thereof having a combined capital and surplus of at least $500,000,000 in each case maturing within 90 days of the date of acquisition thereof, provided that the aggregate amount at any time so invested in certificates of deposit or commercial paper issued by any one bank or company shall not exceed $1,000,000.

“Permitted Lien” means any Lien referred to in clauses (i) through (v) of Section 4.01(a) of the Mortgage.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

“Prime Rate” means the rate of interest publicly announced from time to time by Citibank, N.A., as its “base rate” or “prime rate”.

“Purchase Agreement” means the Aircraft Sale and Purchase Agreement, dated as of December 3, 2004, between Borrower and Independence Air, Inc. relating to the purchase by Borrower of the Aircraft, as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only insofar as the foregoing relates to the Aircraft.

“Realistic Possibility of Success” shall mean the standard upon which an attorney may properly advise the taking of a position on a tax return as set forth in ABA Formal Opinion 85-352 or any successor thereto.

“Replacement Aircraft” means any aircraft substituted for the Aircraft pursuant to Section 5.06 of the Mortgage and Section 4.01(d) of the Mortgage.

“Replacement Airframe” means any airframe substituted for an Airframe pursuant to and in accordance with Section 4.01(d) and Section 5.06 of the Mortgage.

“Replacement Engine” means any engine substituted for an Engine pursuant to Section 4.01(d) and Section 5.06 of the Mortgage.

“Responsible Officer” shall mean, with respect to the subject matter of any covenant, agreement or obligation of any party contained in any Operative Document, the President, any Vice President, Assistant Vice President, Treasurer, Assistant Treasurer or other officer who in the normal performance of his operational responsibility would have knowledge of such matter and the requirements with respect thereto.

“Secured Obligations” has the meaning set forth in the Granting Clause of the Mortgage.

“Securities Act” means the Securities Act of 1933, as amended.

“Specified Default” means a Default described in Section 4.02(a), (b), (f) or (g) of the Mortgage.

“Subsidiary” means, with respect to any Person that is a corporation, any other corporation a majority of the voting securities of which are owned by such Person, such Person and one or more Subsidiaries or one or more Subsidiaries.

“Tangible Net Worth” shall mean, with respect to a Person, the difference between (i) the sum of (a) the par or stated value of all outstanding capital stock, (b) surplus and (c) undivided profits of such Person, and (ii) the sum of (a) any amounts attributable to goodwill, patents, copyrights, trademarks, bond discount and underwriting expenses, (b) write-up in the book value of any assets resulting from a revaluation thereof subsequent to the Closing Date, and (c) organization expenses and other intangibles, all determined in accordance with generally accepted accounting principles consistently applied.

“Taxes” means any and all fees (including, without limitation, license, documentation and registration fees), taxes (including, without limitation, income, gross receipts, sales, rental, use, turnover, value added, property (tangible and intangible), excise and stamp taxes), licenses, levies, imposts, duties, recording charges or fees, charges, assessments, or withholdings of any nature whatsoever, together with any assessments, penalties, fines, additions to Tax and interest thereon (each, individually a “Tax”).

“Tax Savings” shall mean a net Tax benefit, savings, deduction or credit, including foreign Tax credits and any reduction in Taxes resulting from a payment of any Tax or Expense by or on behalf of Borrower pursuant to the terms of the Operative Documents.

“Term” means the period commencing on the Closing Date and ending on the Final Maturity Date or such other earlier date as the Mortgage may be terminated in accordance with terms hereof.

“Transaction Costs” has the meaning specified in Section 11 of the Loan Agreement.

“Transportation Code” means 49 U.S.C. subtitle VII, as amended, and any successor statute thereto and the Federal Aviation Regulations issued or promulgated pursuant thereto.

“Treasury Regulations” shall mean the income tax regulations promulgated under the Code.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in any relevant jurisdiction.

“United States Person” shall have the meaning given such term in Section 7701(a)(30) of the Code.

“Upfront Fee” shall have the meaning given to such term in Schedule II to the Loan Agreement.

“U.S. Civil Reserve Air Fleet Program” means any contract entered into by and between Borrower and the U.S. government pursuant to 10 U.S.C. § 9512.

“U.S. Withholding Taxes” means United States federal withholding taxes on United States source interest, rent and other fixed and determinable income.

“Warranties” means, collectively the Aircraft Warranties and the Engine Warranties.

“War Risks” has the meaning set forth in Section 4.01(e)(i) of the Mortgage.